Exhibit 10.23

CUSIP NO. 98977UAA4

TERM FACILITY CUSIP NO. 98977UAC0

REVOLVING CREDIT FACILITY CUSIP NO. 98977UAB2

DELAYED DRAW TERM FACILITY CUSIP NO. 98977UAD8

CREDIT AGREEMENT

dated as of February 20, 2019

among

Zix Corporation,

as Borrower,

The Lenders From Time to Time Party Hereto,

and

SunTrust Bank,

as Administrative Agent

__________________________________________________________

SunTrust Robinson Humphrey, Inc.,

KEYBANC CAPITAL MARKETS INC.,

REGIONS BANK,

and

CAPITAL ONE, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

and

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent

and

REGIONS BANK,

CAPITAL ONE, NATIONAL ASSOCIATION,

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

Section 1.01	Defined Terms1
Section 1.02	Classification of Loans and Borrowings50
Section 1.03	Terms Generally50
Section 1.04	Accounting Terms; GAAP50
Section 1.05	Pro Forma Calculations51
Section 1.06	Certain Calculations and Tests51
Section 1.07	Effectuation of Transactions52
Section 1.08	Classification52
Section 1.09	Divisions52

ARTICLE II

The Credits

Section 2.01	Commitments52
Section 2.02	Loans and Borrowings53
Section 2.03	Requests for Borrowings53
Section 2.04	Swing Line Loans.54
Section 2.05	Letters of Credit57
Section 2.06	Funding of Borrowings62
Section 2.07	Interest Elections63
Section 2.08	Termination and Reduction of Commitments64
Section 2.09	Repayment of Loans; Evidence of Debt65
Section 2.10	Repayment of Term Loans65
Section 2.11	Prepayment of Loans66
Section 2.12	Fees68
Section 2.13	Interest69
Section 2.14	Alternate Rate of Interest70
Section 2.15	Increased Costs71
Section 2.16	Break Funding Payments72
Section 2.17	Taxes73
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Setoffs76
Section 2.19	Mitigation Obligations; Replacement of Lenders78
Section 2.20	Incremental Credit Extensions79
Section 2.21	Refinancing Amendments82
Section 2.22	Defaulting Lenders83
Section 2.23	Illegality84

Page

ARTICLE III

Representations and Warranties

Section 3.01	Organization; Powers85
Section 3.02	Authorization; Enforceability85
Section 3.03	Governmental Approvals; No Conflicts86
Section 3.04	Financial Condition; No Material Adverse Effect86
Section 3.05	Properties87
Section 3.06	Litigation and Environmental Matters87
Section 3.07	Compliance with Laws and Agreements87
Section 3.08	Investment Company Status87
Section 3.09	Taxes87
Section 3.10	ERISA88
Section 3.11	Disclosure88
Section 3.12	Subsidiaries88
Section 3.13	Intellectual Property; Licenses, Etc.88
Section 3.14	Solvency89
Section 3.15	Senior Indebtedness89
Section 3.16	Federal Reserve Regulations89
Section 3.17	Use of Proceeds89
Section 3.18	Labor Matters90
Section 3.19	Security Documents90
Section 3.20	Sanctions90
Section 3.21	Deposit and Disbursement Accounts90
Section 3.22	EEA Financial Institution90

ARTICLE IV

Conditions

Section 4.01	Effective Date91
Section 4.02	Credit Extensions93

ARTICLE V

Affirmative Covenants

Section 5.01	Financial Statements and Other Information95
Section 5.02	Notices of Material Events97
Section 5.03	Information Regarding Collateral97
Section 5.04	Existence; Conduct of Business97
Section 5.05	Payment of Taxes, Etc.97
Section 5.06	Maintenance of Properties98
Section 5.07	Insurance98
Section 5.08	Books and Records; Inspection and Audit Rights98
Section 5.09	Compliance with Laws99

Page

Section 5.10	Use of Proceeds99
Section 5.11	Additional Subsidiaries99
Section 5.12	Further Assurances100
Section 5.13	Designation of Subsidiaries100
Section 5.14	Certain Post-Closing Obligations101

ARTICLE VI

Negative Covenants

Section 6.01	Indebtedness; Certain Equity Securities102
Section 6.02	Liens105
Section 6.03	Fundamental Changes107
Section 6.04	Investments, Loans, Advances, Guarantees and Acquisitions108
Section 6.05	Asset Sales111
Section 6.06	Sale and Leaseback Transactions113
Section 6.07	Restricted Payments; Certain Payments of Indebtedness114
Section 6.08	Transactions with Affiliates116
Section 6.09	Restrictive Agreements117
Section 6.10	Amendment of Junior Financing Documents and Organizational Documents118
Section 6.11	Financial Performance Covenant118
Section 6.12	Changes in Fiscal Year118
Section 6.13	Anti-Corruption Laws; Sanctions118

ARTICLE VII

Events of Default

Section 7.01	Events of Default119

ARTICLE VIII

Administrative Agent

Section 8.01	Appointment and Authority121
Section 8.02	Rights as a Lender122
Section 8.03	Exculpatory Provisions122
Section 8.04	Reliance by Administrative Agent123
Section 8.05	Delegation of Duties123
Section 8.06	Resignation of Administrative Agent124
Section 8.07	Non-Reliance on Administrative Agent and Other Lenders125
Section 8.08	No Other Duties, Etc.125
Section 8.09	Administrative Agent May File Proofs of Claim125
Section 8.10	No Waiver; Cumulative Remedies; Enforcement125
Section 8.11	Withholding Taxes126
Section 8.12	Right to Realize on Collateral and Enforce Guarantee127

Page

Section 8.13	Authorization to Execute Other127

ARTICLE IX

Miscellaneous

Section 9.01	Notices127
Section 9.02	Waivers; Amendments129
Section 9.03	Expenses; Indemnity; Damage Waiver132
Section 9.04	Successors and Assigns134
Section 9.05	Survival139
Section 9.06	Counterparts; Integration; Effectiveness140
Section 9.07	Severability140
Section 9.08	Right of Setoff140
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process141
Section 9.10	WAIVER OF JURY TRIAL141
Section 9.11	Headings142
Section 9.12	Confidentiality142
Section 9.13	PATRIOT Act143
Section 9.14	[Reserved].143
Section 9.15	Release of Liens and Guarantees144
Section 9.16	[Reserved].145
Section 9.17	No Advisory or Fiduciary Responsibility145
Section 9.18	Interest Rate Limitation145
Section 9.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions145
Section 9.20	Certain ERISA Matters146

SCHEDULES:

Schedule 1.01(a) —Applicable Fee Rate and Applicable Rate

Schedule 1.01(b) —Other Indebtedness Subject to the Effective Date Refinancing

Schedule 1.01(c) —Subsidiary Loan Parties

Schedule 2.01—Commitments

Schedule 3.12—Subsidiaries

Schedule 3.21—Deposit and Disbursement Accounts

Schedule 4.01(b)—Local Counsel

Schedule 5.14—Certain Post-Closing Obligations

Schedule 6.01—Existing Indebtedness

Schedule 6.02—Existing Liens

Schedule 6.04(e)—Existing Investments

Schedule 6.08—Existing Affiliate Transactions

Schedule 6.09—Existing Restrictions

Schedule 9.01—Addresses for Notices

EXHIBITS:

Exhibit A—Form of Assignment and Assumption

Exhibit B—Form of Guarantee Agreement

Exhibit C—Form of Perfection Certificate

Exhibit D—Form of Collateral Agreement

Exhibit E—Form of Borrowing Request

Exhibit F—Form of Solvency Certificate

Exhibit G—Form of Intercompany Note

Exhibit H-1—Form of United States Tax Compliance Certificate 1

Exhibit H-2—Form of United States Tax Compliance Certificate 2

Exhibit H-3—Form of United States Tax Compliance Certificate 3

Exhibit H-4—Form of United States Tax Compliance Certificate 4

v

CREDIT AGREEMENT, dated as of February 20, 2019 (this “Agreement”), among Zix Corporation, a Texas corporation (the “Borrower”), the Lenders party hereto, and SunTrust Bank, as Administrative Agent.

WHEREAS, pursuant to the terms of the Effective Date Purchase Agreement, on the Effective Date, Borrower will acquire the Target and its subsidiaries; and

WHEREAS, the Borrower has requested that, subject to satisfaction (or waiver in writing by the Joint Lead Arrangers) of the applicable conditions precedent set forth in Section 4.01 below, (a) the Term Lenders extend Term Loans on the Effective Date in an aggregate principal amount equal to $175.0 million, (b) the Revolving Lenders provide the Revolving Credit Facility on the Effective Date with commitments in an aggregate principal amount equal to $25.0 million, and (c) the DDTL Lenders provide DDTL Commitments on the Effective Date in an aggregate principal amount equal to $10.0 million.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period prior to the applicable acquisition or conversion, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component definitions used therein) were references to such Pro Forma Entity and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquisition Debt” means the Indebtedness described in Section 6.01(a)(xix).

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time but other than the Specified Investor or any of its Affiliates) selected by the Borrower that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of each Issuing Bank (such approval not to be unreasonably withheld or delayed).

“Additional Term Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time but other than the Specified Investor or any of its Affiliates) selected by the Borrower that agrees to provide any portion of any (a) Incremental Term Facility pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  Notwithstanding the foregoing, the Adjusted LIBO Rate with respect to any applicable Interest Period will be deemed to be 0.00% per annum if the Adjusted LIBO Rate for such Interest Period determined pursuant to this definition would otherwise be less than 0.00% per annum.

“Administrative Agent” means SunTrust Bank, in its capacity as administrative agent hereunder and under the other Loan Documents, and shall include any duly appointed successor in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.  None of the Administrative Agent, the Joint Lead Arrangers, any Lender, or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof.  Other than with respect to Section 6.08, no Person shall be an “Affiliate” of the Borrower or any subsidiary thereof solely because it is an unrelated portfolio company of the Specified Investor.

“Agent” means each of the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, and their respective successors and assigns in their capacities as such, and “Agents” means two or more of them.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“All-In-Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an interest rate floor, or otherwise, in each case, incurred or payable by the Borrower to all lenders of such Indebtedness; provided that (a) All-In-Yield shall include original issue discount and upfront fees (and original issue discount shall be equated to interest based on an assumed four-year life to maturity), (b) subject to the foregoing clause (a), All-In-Yield shall not include prepayment premiums, arrangement, commitment, structuring, syndication, underwriting, placement, success, advisory, ticking and unused line, consent and amendment fees or other fees that are not generally paid ratably to all lenders providing such Indebtedness or to one or more arrangers (or their affiliates) thereof, (c) if an Incremental Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors, and (d) fixed interest rates shall be equated to floating interest rates on a customary matched maturity basis as is reasonably acceptable to the Administrative Agent (in consultation with the Borrower).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00% per annum; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent); provided further that, for the avoidance of doubt, the Adjusted LIBO Rate hereunder shall be subject to the interest rate floors set forth in the definition of “Adjusted LIBO Rate”.  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 0.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 0.00% per annum.

“Anti-Corruption Laws” means any and all laws, rules and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, rules or regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the PATRIOT Act, and its implementing regulations.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Fee Rate” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Total Net Leverage Ratio in effect on such date as set forth on Schedule 1.01(a); provided that a change in the Applicable Fee Rate resulting from a change in the Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.01(a) or (b), as applicable, and the Compliance Certificate required by Section 5.01(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Fee Rate shall be at Level I as set forth on Schedule 1.01(a) until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Fee Rate shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Fee Rate for the commitment fee from the Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2019, are required to be delivered shall be at Level I as set forth on Schedule 1.01(a).  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Fee Rate based upon the pricing grid set forth on Schedule 1.01(a) (the “Accurate

Applicable Fee Rate”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Fee Rate shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Fee Rate shall be reset to the Accurate Applicable Fee Rate based upon the pricing grid set forth on Schedule 1.01(a) for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Fee Rate for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time), giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination; provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments disregarding any such Defaulting Lender’s Revolving Commitment represented by such Lender’s Revolving Commitment.

“Applicable Rate” shall mean, as of any date, the percentage per annum determined by reference to the applicable Total Net Leverage Ratio in effect on such date as set forth on Schedule 1.01(a); provided that a change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.01(a) or (b), as applicable, and the Compliance Certificate required by Section 5.01(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Rate shall be at Level I as set forth on Schedule 1.01(a) until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Rate shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Rate from the Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2019, are required to be delivered shall be at Level I as set forth on Schedule 1.01(a).  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate based upon the pricing grid set forth on Schedule 1.01(a) (the “Accurate Applicable Rate”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Rate shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Rate shall be reset to the Accurate Applicable Rate based upon the pricing grid set forth on Schedule 1.01(a) for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Rate for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VII.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form (including electronic documentation generated by MarkitClear or other electronic platform) reasonably approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Target or AR Intermediate, LLC, a Delaware limited liability company (“ARI”), as applicable, and related statements of income, retained earnings, and members’ equity and changes in financial position of the Target or ARI, as applicable, as of the end of and for the fiscal years ended December 31, 2015 and December 31, 2016 and for the period between October 5, 2017 through December 31, 2017.

“Available Amount” means, as of any date of determination, a cumulative amount equal to the sum of (without duplication):

(a)	$5.0 million; plus
(b)

an amount (which amount shall not be less than zero) equal to the cumulative amount of Excess Cash Flow for each fiscal year of the Borrower and its Restricted Subsidiaries (commencing with the fiscal year ending December 31, 2019) ended on or prior to such date of determination that has not been, and will not be required to be, applied to the prepayment of Indebtedness (after taking into account any dollar-for-dollar credits in respect of prepayments of the Term Loans); plus

(c)	the aggregate amount of any Retained Declined Proceeds; minus
(d)

an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.07(a)(vii), plus (ii) Repayments made pursuant to Section 6.07(b)(iii), plus (iii) Investments made pursuant to Section 6.04(m), in each case, made after the Effective Date and on or prior to such date of determination.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person, (c) in the case of any partnership, the board of directors or board of managers, manager or managing member of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Zix Corporation, a Texas corporation.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrower Notice” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurodollar Revolving Borrowing, $250,000 and (b) in the case of an ABR Revolving Borrowing, $100,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Revolving Borrowing, $250,000 and (b) in the case of an ABR Revolving Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, shall be substantially in the form of Exhibit E.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Atlanta, Georgia, are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person under a Capitalized Lease, determined in accordance with GAAP as in effect on the Effective Date.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Lease” means any lease that has been or should be, in accordance with GAAP as in effect on December 31, 2018, recorded as a capital lease on the balance sheet of the applicable lessee.

“Cash Management Obligations” means obligations of the Borrower or any Restricted Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, cash pooling, depository and cash management services or any automated clearing house transfers of funds and/or (b) netting services, employee credit card or purchase card programs or similar arrangements or programs.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Change of Control” means the occurrence of one or more of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 45% or more of the outstanding shares of the voting equity interests of the Borrower (other than the Specified Investor) or (b) the occurrence of a “change of control”, or similar provision, under or with respect to any Material Indebtedness.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans, Incremental Revolving Loans, Other Revolving Loans, Term Loans, Incremental Term Loans, Other Term Loans, or DDT Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Term Commitment, Other Term Commitment, or DDTL Commitment, or (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Incremental Revolving Loans and Incremental Term Loans that have different terms and conditions shall be deemed to comprise different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of any Loan Party, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.  For the avoidance of doubt, the term “Collateral” shall not include any Excluded Assets.

“Collateral Agent” means SunTrust Bank, in its capacity as collateral agent hereunder and under the other Loan Documents, and shall include any duly appointed successor in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement, dated as of the Effective Date, among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, subject in each case to Section 5.14, the requirement that:

(a)

the Administrative Agent shall have received from (i) the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement, in each case, duly executed and delivered on behalf of such Person as of the Effective Date, or (y) in the case of any Person that becomes (or that is required to become) a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person and (ii)  the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement, in each case, duly executed and delivered on behalf of such Person as of the Effective Date, or (y) in the case of any Person that becomes (or that is required to become) a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Section 4.01(b), Section 4.01(c) and Section 4.01(d);

(b)

all outstanding Equity Interests owned directly by any Loan Party (other than any Equity Interests constituting Excluded Assets) shall have been pledged pursuant to the Collateral Agreement (with respect to any such Equity Interests owned by any Loan Party on the Effective Date, subject to the Perfection Requirements and Section 5.14) or concurrently with the execution of a supplement to the Collateral Agreement in accordance with clause (a)(ii) above (with respect to any such Equity Interests owned by any Loan Party after the Effective Date), and the Administrative Agent shall have received certificates, if any, or other instruments, if any, representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)

if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $2.5 million or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, that the foregoing delivery requirement with respect to any intercompany Indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors in the form of the Intercompany Note;

(d)

all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and
(e)

with respect to any fee-owned (but not leased or ground leased) Material Real Property located in the United States, (i) in order to comply with the Flood Laws, the following documents shall have been delivered to the Collateral Agent: (A) no later than sixty (60) days (or such longer period as the Collateral Agent may agree to in its reasonable discretion) after the Collateral and Guarantee Requirement became effective in connection with such Material Real Property, a completed Life of Loan Federal Emergency Management Agency Standard Flood Hazard determination and such other documents as any Lender may reasonably request to complete its flood insurance due diligence (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) the Borrower Notice duly countersigned by the Borrower and each applicable Loan Party or other documentation satisfactory to the Collateral Agent (and in compliance with applicable laws and regulations) evidencing the Borrower’s receipt of the Borrower Notice, and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following no later than three (3) Business Days prior to the date on which a Mortgage is executed and delivered: the flood insurance policy, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance in compliance with applicable laws and regulations (including as to amount, which shall not be required to exceed the recovery allowed under the NFIP with respect to such property) and otherwise reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”), (ii) the Collateral Agent shall have received counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property within ninety (90) days (or such longer period as the Collateral Agent may agree to in its reasonable discretion) after the Collateral and Guarantee Requirement became effective in connection with such Material Real Property, but not prior to the date each Lender has confirmed to the Collateral Agent that flood insurance due diligence and flood insurance compliance has been completed to such Lender’s satisfaction (and such 90-day period shall be extended day-for-day for each day that such confirmation is not received by the Collateral Agent), (iii) the Collateral Agent shall have received a policy or policies of title insurance in an amount equal to (or such lesser amount as reasonably agreed to by the Collateral Agent) the then Fair Market Value of such Mortgaged Property and fixtures, issued by a nationally recognized title insurance company (or other title insurance company reasonably satisfactory to the Collateral Agent) insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Collateral Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates without payment of a special risk premium, (iv) such legal opinions as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent, (v) if reasonably requested by the Collateral Agent (and, within 90 days after such request (or such longer period as the Collateral Agent may agree to in its reasonable discretion)), a survey of such Mortgaged Property in compliance with the 2016 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys reasonably satisfactory to the Collateral Agent or such other requirements as may be reasonably satisfactory to the Collateral Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings with respect thereto in appropriate county land office(s).  Notwithstanding anything herein to the contrary, no Mortgage shall be executed and delivered unless and until each Lender has confirmed to the Collateral Agent that flood insurance due diligence and flood insurance compliance has been completed to such Lender’s satisfaction.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (A) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to the Borrower and its Affiliates (including the imposition of material withholding or other taxes)), shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom, (B) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (C) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, letter of credit rights or other assets requiring perfection by control (but not, for the avoidance of doubt, possession), (D) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, and no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property) or to perfect or make enforceable any such security interests in any such assets, it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, (E) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title, (F) in no event shall any Loan Party be required to obtain landlord lien waivers, estoppels or collateral access letters, and (G) in no event shall the Collateral include (or shall the Loan Parties be required to pledge or grant a Lien or security interest in) any Excluded Assets.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or otherwise in its reasonable discretion.

“Commitment” means, with respect to any Lender, its Revolving Commitment, Term Commitment and/or any combination thereof (as the context requires) in effect at any time.

“Commitment Letter” means the Commitment Letter, dated as of January 14, 2019, among the Borrower, SunTrust Bank, SunTrust Robinson Humphrey, Inc., KeyBank National Association, and KeyBanc Capital Markets Inc.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means (a) any competitor of the Borrower or any of its Subsidiaries that is in the same or a substantially similar line of business as the Borrower or any of its Subsidiaries and (b) any

customer or supplier of the Borrower or any of its Subsidiaries (other than any customer or supplier that is a bank, financial institution or other institutional lender).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d).

“Consolidated Current Assets” means, at any date, the total current assets of the Borrower and the Restricted Subsidiaries that would, in conformity with GAAP, properly be classified as current assets, or set forth opposite the caption “total current assets” (or any like caption), on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, excluding, however, without duplication (a) Permitted Investments, (b) the current portion of current and deferred taxes, (c) permitted loans made to third parties, (d) pension assets, (e) deferred bank fees, (f) derivative financial instruments and (g) intercompany receivables.

“Consolidated Current Liabilities” means, at any date, the total current liabilities of the Borrower and the Restricted Subsidiaries that would, in conformity with GAAP, properly be classified as current liabilities, or set forth opposite the caption “total current liabilities” (or any like caption), on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, including deferred revenue, excluding, however, without duplication (a) the current portion of any Long-Term Funded Debt, (b) all Indebtedness consisting of Loans and LC Exposure, (c) the current portion of any Consolidated Interest Expense, (d) the current portion of any Capitalized Lease, (e) the current portion of current and deferred taxes, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other long-term liabilities or obligations, (h) accruals relating to restructuring reserves, (i) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries, (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements, (k) liabilities related to assets held for sale or derivative financial instruments, and (l) intercompany payables.

“Consolidated Depreciation and Amortization Expense” means, for any period of measurement, the total amount of depreciation and amortization expense determined in accordance with GAAP, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, amortization of expenditures relating to license and intellectual property payments, amortization of any lease-related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs.

“Consolidated EBITDA” means, for any period of measurement, Consolidated Net Income for such period, plus:

(a)

without duplication and to the extent already deducted or otherwise not reflected (and not added back or otherwise adjusted) in the calculation of Consolidated Net Income, the sum of the following amounts for such period:

(i)Consolidated Interest Expense;

(ii)provision for taxes based on income, profits or capital gains, including federal, foreign, state, local, income, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds), tax settlements, and fees and penalties;

(iii)Consolidated Depreciation and Amortization Expense;

(iv)non-cash charges, expenses, write-downs or losses, including, without limitation, impairment charges or the impact of purchase or recapitalization accounting adjustments and any non-cash compensation, non-cash translation (gain) loss, non-cash foreign exchange loss and non-cash expense relating to the vesting of warrants and any impairment charge or asset write-off and any amortization of intangibles pursuant to FASB ASC 805;

(v)extraordinary, unusual or non-recurring expenses, losses or charges (including, without limitation, litigation fees, costs, settlements, judgments and expenses);

(vi)restructuring, integration and business optimization expenses or costs (including charges related to the implementation of cost-savings initiatives, operating expense reductions and other similar initiatives), reserve, retention, recruiting, relocation and signing bonuses and expenses, contract termination costs, severance costs and other one-time and nonoperational costs and expenses;

(vii)pro forma adjustments in connection with transactions occurring on or after the Effective Date (without duplication of items in clause (xvii)) consisting of “run rate” cost savings, operating savings, operating expense reductions and cost synergies reasonably anticipated by the Borrower in good faith to be realizable within twelve (12) months (calculated on a pro forma basis as though such savings, reductions and synergies have been realized on the first day of such period, net of the aggregate amount of actual savings, reductions and synergy benefits realized), so long as such savings, reductions and synergies are reasonably identifiable, factually supported and set forth in reasonable detail in the applicable Compliance Certificate; provided that, with respect to this clause (vii), to the extent that such savings, reductions or synergies are no longer reasonably anticipated by the Borrower to be realized within twelve (12) months, such savings, reductions and synergies shall not be included in the definition of “Consolidated EBITDA” for any period thereafter; provided that, the aggregate amount added back to Consolidated Net Income (excluding non-cash amounts) pursuant to this clause (vii) in any period shall not in any event exceed 25% of Consolidated EBITDA after giving effect to such addback and all other addbacks contemplated hereby;

(viii)accruals, losses, charges, write-downs, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by the Loan Documents (whether or not successful, and including fees, costs and expenses of the Administrative Agent and Lenders that are paid or reimbursed) and up-front or financing fees, fees, costs, expenses (including fees, costs and expenses of any counsel, consultants or other advisors), transaction costs, commissions, expenses, premiums or charges, including, without limitation, those related to or in connection with the Transactions and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful); provided, however, that the aggregate amount added back pursuant to this clause (viii) in connection with unsuccessful transactions shall not exceed $2.0 million for such period;

(ix)fees, costs and expenses incurred under the Loan Documents (including in connection with any amendment, waiver, consent or other modification (or proposed amendment, waiver, consent or other modification) thereto) and fees, costs and expenses paid or reimbursed to (or for the benefit of) the Administrative Agent, the Lenders, and any Secured Party;

(x)proceeds of business interruption insurance (to the extent actually received);

(xi)charges, losses or expenses to the extent indemnified or reimbursed by a third party in connection with any permitted investment, Permitted Acquisition, any permitted sale, conveyance, transfer or other disposition of assets, or otherwise (including, without limitation, expenses incurred with respect to liability or casualty events or business interruption that are covered by insurance), to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period);

(xii)debt discount, debt issuance costs and prepayment expense incurred in connection with the issuance of Indebtedness not prohibited by the Loan Documents or the prepayment or retirement of existing Indebtedness or other obligations (including any premiums or other expenses paid in connection with the early termination of an operating lease or other Contractual Obligation);

(xiii)any losses, charges or expenses attributable to any interest, non-controlling interest and/or minority interest of any third party in any Restricted Subsidiary;

(xiv)any earn-out payment permitted hereunder to the extent paid and to the extent such earn-out payment reduced Consolidated Net Income;

(xv)losses and expenses from (or incurred in connection with) discontinued operations, divested joint ventures and other divested investments;

(xvi)the excess of rent expense during such period over actual cash rent paid due to the use of straight line rent for GAAP purposes; and

(xvii)adjustments specifically identified in the lender projection model provided in the confidential information memorandum delivered to the Joint Lead Arrangers on or about December 28, 2018;

less

(b)	without duplication and to the extent included in the calculation of Consolidated Net Income, the sum of the following amounts for such period:

(i)extraordinary gains and unusual or non-recurring gains; and

(ii)non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii)the amount of any gains from (or incurred in connection with) discontinued operations, divested joint ventures and other divested investments in accordance with GAAP;

(iv)any income or gains attributable to any interest, non-controlling interest and/or minority interest of any third party in any Restricted Subsidiary; and

(v)any amount added back to Consolidated Net Income in any prior period pursuant to clause (a)(xi) above to the extent such amount is not indemnified or reimbursed within the 365-day period referenced in such clause (a)(xi).

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries. Notwithstanding the foregoing:

(I)

there shall be included in determining Consolidated EBITDA for any period or measurement, without duplication, to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case, based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(II)

there shall be excluded in determining Consolidated EBITDA for any period of measurement, without duplication to the extent included in Consolidated Net Income, Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Consolidated Interest Expense” means, for any period of measurement, the sum, without duplication, of total consolidated interest expense of the Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, and, to the extent not otherwise included or reflected therein, (a) any losses under Swap Agreements entered into for the purpose of hedging interest rate risk, net of interest income and gains under such Swap Agreements entered into for the purpose of hedging interest rate risk, (b) commissions, discounts, fees and other charges owed with respect to letters of credit and bankers acceptances and costs of surety bonds in connection with financing activities, (c) the interest component of Capital Lease Obligations, and (d) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program.

“Consolidated Net Income” means, for any period of measurement, the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period, taken as a single accounting period, determined on a consolidated basis in accordance with GAAP; but excluding, without duplication:

(a)extraordinary items for such period;

(b)the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income;

(c)any income (loss), together with all fees and expenses or charges relating thereto, for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(d)the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any other Person (other than the Borrower or any of the Restricted Subsidiaries) has a joint interest or that is accounted for by the equity method of accounting, except to the extent of any dividends, distributions or other payments that are actually paid in cash or Permitted Investments during such period in respect of such income;

(e)the net income (or loss) of any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary is not at such time permitted by the organizational documents of such Subsidiary or any requirement of law, except to the extent of any dividends, distributions or other payments that are actually paid in cash or Permitted Investments during such period; and

(f)the net income (or loss) of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary;

(g)(i) non-cash gains and losses due solely to fluctuations in currency values and (ii) currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from Swap Agreements for currency exchange risk and revaluations of intercompany balances), in each case, together with any related provisions for Taxes on any such gain (or the tax effect of any such loss);

(h)any (i) amortization of deferred financing costs and premiums and (ii) amortization of intangible assets;

(i)any impairment charge or asset write-offs or write-downs, including impairment charges or asset write-offs or write-downs related to intangible assets, goodwill, long-lived assets, investments in debt (including deferred financing costs) and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets or as a result of a reappraisal or revaluation of assets, in each case, pursuant to and in accordance with GAAP;

(j)any net gains, charges or losses with respect to (i) any disposed (other than Dispositions of assets and inventory in the ordinary course of business), abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof)

and/or (ii) facilities or plants that have been closed during such period or for which charges and losses were required to be recorded pursuant to GAAP;

(k)stock-based award compensation expenses;

(l)any income (loss) attributable to deferred compensation plans or trusts; and

(m)any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions or the release of any valuation allowance related to such items.

“Consolidated Total Assets” means, as of any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) in the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of (a) Indebtedness for borrowed money (excluding any such Indebtedness owed to the Borrower or any of its Restricted Subsidiaries), (b) debt obligations evidenced by bonds, debentures, promissory notes or other similar debt instruments, (c) obligations under Letters of Credit solely to the extent of any drawn or unreimbursed amounts thereunder that have not been reimbursed after one Business Day, (d) Capital Lease Obligations and purchase money Indebtedness, (e) earnouts and other contingent acquisition consideration solely to the extent then due and payable, (f) obligations under conditional sale or other title retention agreements relating to acquired property, and (g) Indebtedness of the type referred to in clauses (a) through (f) hereof (without duplication) of any other Person that is unconditionally Guaranteed by the Borrower or any Restricted Subsidiary.

“Consolidated Total Net Debt” means, as of any date of determination, the sum of Consolidated Total Debt less an aggregate amount of the Borrower’s and its Restricted Subsidiaries’ unrestricted cash and Permitted Investments located in the United States not to exceed $15.0 million (in each case, that are free and clear of all Liens (other than Liens securing the Secured Obligations, inchoate tax Liens and Liens permitted under Section 6.02(vii)(B) and (C))).

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets as of such date over Consolidated Current Liabilities as of such date.

“Consolidated Working Capital Adjustment” means, for any period of measurement, the result (which may be a negative number) of Consolidated Working Capital as of the end of such period minus Consolidated Working Capital as of the beginning of such period; provided that there shall be excluded (a) the effect of reclassification of items from short-term to long-term or from current to non-current (or vice versa) in accordance with GAAP, (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period; provided that there shall be included with respect to such an acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital of the Person acquired in such acquisition as at the time of such acquisition exceeds (or is less than) the Consolidated Working Capital of such Person at the end of such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Agreement and (d) the application of purchase, acquisition or recapitalization accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

“Controlled Investment Affiliate” means, with respect to any Person, any fund or investment vehicle that (a) is organized by such Person for the purpose of making investments in one or more companies and (b) is Controlled by, or under common control with, such Person.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means Indebtedness in the form of one or more new first lien term loan facilities or revolving credit facilities (“Refinancing Facilities”) incurred or one or more series of notes (“Refinancing Notes”) issued in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or Revolving Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (such existing obligations, the “Refinanced Debt”); provided that:

(a)such Credit Agreement Refinancing Indebtedness does not mature earlier than, and does not have a Weighted Average Life to Maturity shorter than, the maturity date or Weighted Average Life to Maturity applicable to such Refinanced Debt;

(b)with respect to Refinancing Notes, such Credit Agreement Refinancing Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, or change of control offers) that could result in redemptions of such Refinancing Notes prior to, the maturity date, or Weighted Average Life to Maturity, of the Loans under the Class that is being refinanced;

(c)such Credit Agreement Refinancing Indebtedness (including, if such Credit Agreement Refinancing Indebtedness includes any Revolving Commitments, the unused portion of such Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, the amount thereof), plus any premium, accrued interest and fees and expenses (including original issue discount or upfront fees) incurred in connection with such refinancing;

(d)such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid with the proceeds of, and substantially concurrently with the incurrence of, such Credit Agreement Refinancing Indebtedness; provided that, to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments, (i) such Revolving Commitments shall be permanently reduced or terminated, as applicable, and all accrued fees in connection therewith shall be paid with the proceeds of, and substantially concurrently with the incurrence of, such Credit Agreement Refinancing Indebtedness and (y) the Revolving Lenders under (x) the remaining outstanding Revolving Commitments and Revolving Loans and (y) such Credit Agreement Refinancing Indebtedness shall share on a pro rata basis in the payment, repayment, borrowing, participation and commitment reductions under such remaining outstanding Revolving Commitments and Revolving Loans and such Credit Agreement Refinancing Indebtedness;

(e)such Credit Agreement Refinancing Indebtedness shall not be guaranteed by any Person that is not a Loan Party (unless such Person shall substantially concurrently become a Loan Party hereunder pursuant to Section 5.11);

(f)such Indebtedness (x) is not secured by any assets not securing the Secured Obligations (unless such assets shall substantially concurrently become a part of the Collateral) and (y) is subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower;

(g)any Refinancing Notes shall be documented outside of the Loan Documents;

(h)the other terms and conditions (excluding pricing, interest rate margins, interest rate floors, discounts, fees, premiums and prepayment or redemption terms), taken as a whole are not more favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness (as reasonably determined by the Borrower) than the terms and conditions (taken as a whole) of such Refinanced Debt are to the Lenders of such Refinanced Debt or are as otherwise reasonably acceptable to the Administrative Agent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time) (provided that, to the extent that any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (a) also added for the benefit of the Lenders under the Loan Documents or (b) only applicable after the Latest Maturity Date at such time); and

(i)any Credit Agreement Refinancing Indebtedness consisting of Other Term Loans (or Other Term Commitments) shall rank pari passu in right of payment and with respect to security with the existing Term Loans.

In connection with the incurrence of any Credit Agreement Refinancing Indebtedness, the applicable Lenders shall assign their Loans and Commitments to lenders under the applicable Credit Agreement Refinancing Indebtedness as reasonably required by the Borrower and the Administrative Agent.

“DDT Loans” means, collectively, the amounts advanced by the DDTL Lenders to the Borrower under the DDTL Commitment.

“DDTL Closing Date” means each date on which the conditions precedent set forth in Section 4.02 and Section 4.03 have been satisfied or waived in accordance with Section 9.02.

“DDTL Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make DDT Loans hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “DDTL Commitment” (or in an Assignment and Assumption pursuant to which such Lender shall have assumed its DDTL Commitment, as the case may be), as the same may be reduced or increased from time to time in accordance with this Agreement.  The aggregate principal amount of the Lenders’ DDTL Commitments on the Effective Date is $10.0 million.

“DDTL Commitment Termination Date” means the earliest to occur of (a) August 20, 2019, and (b) the date on which the DDTL Commitments are terminated pursuant to Section 2.08.

“DDTL Lender” means a Lender with a DDTL Commitment or, if the DDTL Commitments have terminated or expired, a Lender holding outstanding DDT Loans.

“DDTL Ticking Fee Rate” means (a) for the period from March 23, 2019, through and including April 21, 2019, a percentage per annum equal to the Applicable Rate with respect to Eurodollar Loans divided by two and (b) for the period from April 22, 2019, through and including the DDTL Commitment Termination Date, a percentage per annum equal to the Applicable Rate with respect to Eurodollar Loans.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in respect of Swing Line Loans or Letters of Credit or (iii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Swing Line Lender or any Issuing Bank in writing that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), the Swing Line Lender or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, the Swing Line Lender, the Issuing Banks, and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, after the date hereof, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, unless such ownership or acquisition of such Equity Interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Bank, such Issuing Bank’s Applicable Fronting Exposure in respect of such Defaulting Lender (other than any portion of such Applicable Fronting Exposure as to which such

Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period prior to the applicable disposition or conversion, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest issued by such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)

matures or is mandatorily redeemable (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)

is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)

is redeemable (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date (determined at the time of the issuance of such Equity Interests); provided, that (i) an Equity Interest issued by any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or a similar transaction) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior occurrence of the Termination Date and (ii) if an Equity Interest issued by any Person is issued pursuant to any plan for the benefit of employees, officers, directors, managers, members of management or consultants of the Borrower or any of its Subsidiaries or by any such plan to such Persons, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (a) certain banks, financial institutions, other institutional lenders and other investors, in each case, identified to us by the Borrower in writing to the Administrative Agent prior to the Effective Date, (b) those Persons who are Competitors identified in writing by the Borrower to the Administrative Agent from time to time, or (c) in the case of preceding clauses (a) and (b), any of such Person’s Affiliates that are (i) identified by the Borrower in writing to the Administrative Agent from time to time or (ii) clearly identifiable on the basis of such Affiliates’ name; provided that the Administrative Agent shall not have any liability with respect to any assignment or participation to any such Affiliate included in this definition solely on account of this clause (c)(ii); provided, further, to the extent that a Person is designated as or becomes a Disqualified Lender after the Effective Date, such event shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest any Loan or Commitment hereunder (but only to the extent of the Loan or Commitment subject to such previous assignment or participation).

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Wholly Owned Restricted Subsidiary” means any Wholly Owned Restricted Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means, with respect to any applicable fiscal year of the Borrower, if the Total Net Leverage Ratio, as of the last day of such fiscal year and for the four fiscal quarter period ending on such date, is (a) greater than 3.75:1.00, 50.0%, (b) less than or equal to 3.75:1.00 but greater than 3.25:1.00, 25.0% and (c) less than or equal to 3.25:1.00, 0.00%.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in writing by the Joint Lead Arrangers).

“Effective Date Acquisition” means the acquisition by the Borrower, indirectly, of all of the issued and outstanding equity interests of the Target in accordance with the terms of the Effective Date Purchase Agreement.

“Effective Date Purchase Agreement” means that certain Securities Purchase Agreement, dated as of January 14, 2019, among the Borrower, AppRiver Marlin Blocker Corp., AR Topco, LLC, and the other parties thereto (together with all exhibits, schedules and disclosure letters thereto.

“Effective Date Refinancing” means the repayment and/or refinancing in full of all existing third-party Indebtedness for borrowed money of the Borrower, the Target, and their Subsidiaries, including (a) the Existing Credit Agreement Indebtedness and (b) the other outstanding Indebtedness of the Target and its subsidiaries listed on Schedule 1.01(b) (but excluding Indebtedness under the Loan Documents, ordinary course Capitalized Leases and other similar financing arrangements, and Indebtedness contemplated by and not required to be repaid under the Effective Date Purchase Agreement), and termination and/or release of any and all commitments, Liens and Guarantees in connection with any such Indebtedness.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of a Lender, and (d) an Approved Fund; provided that in any event “Eligible Assignee” shall not include (i) any Disqualified Lender, (ii) any natural Person or (iii) the Borrower or any of its Affiliates.

“Environmental Laws” means all applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to human health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning set forth in Section 4.01(m).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the applicable notice period is waived pursuant to applicable regulations), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a receipt of notification by Borrower or an ERISA Affiliate from a Plan’s actuary of its determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of the Borrower, any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (h) the incurrence by the Borrower, any Subsidiary or any ERISA

Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (i) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice from the sponsor of a Multiemployer Plan concerning the imposition of Withdrawal Liability on it or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA, or (j) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Evidence of Flood Insurance” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Excess Cash Flow” means, for any fiscal year, an amount (if positive) equal to (a) Consolidated EBITDA for such fiscal year, minus (b) the sum, without duplication, of:

(i)the amount of capital expenditures (including fees, costs and expenses) made in cash during such fiscal year, except to the extent that such capital expenditures were financed with the proceeds of Long-Term Funded Debt;

(ii)Consolidated Interest Expense paid in cash during such fiscal year;

(iii)the aggregate amount of all Taxes based on income, profits or capital gains, including federal, foreign, state, local, income, franchise, excise, and similar taxes to the extent paid in cash during such fiscal year (including in respect of repatriated funds), tax settlements, and fees and penalties paid in cash during such fiscal year;

(iv)the aggregate amount of all principal payments of Indebtedness, including all principal amortization payments and other retirements, mandatory prepayments and mandatory repayments of principal in respect of Indebtedness (together with the amount of any premium, make-whole, breakage or penalty applicable with respect thereto), but excluding voluntary prepayments, made during such fiscal year (other than in respect of any revolving credit facility except to the extent that such payment effects a corresponding permanent reduction in commitments thereunder), except to the extent financed with the proceeds of Long-Term Funded Debt;

(v)any increase in the Consolidated Working Capital Adjustment (or plus any decrease in the Consolidated Working Capital Adjustment), in each case, for such fiscal year;

(vi)the amount of Investments permitted hereunder and Permitted Acquisitions (including, without limitation, related fees, costs, expenses, purchase price adjustments, deferred purchase consideration and earn-out payments) made in cash during such fiscal year, except to the extent such Investments permitted hereunder and Permitted Acquisitions were financed with the proceeds of Long-Term Funded Debt;

(vii)the amount of dividends and other Restricted Payments (including fees, costs and expenses) made in cash during such fiscal year, except to the extent such dividends and other Restricted Payments were financed with the proceeds of Long-Term Funded Debt;

(viii)the aggregate amount of expenditures, fees, costs and expenses actually paid in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such amounts are not expensed (or exceed the portion thereof that is expensed) during such fiscal year, except to the extent such expenditures, fees, costs and expenses were financed with the proceeds of Long-Term Funded Debt;

(ix)the aggregate amount added back in the calculation of “Consolidated EBITDA” for such fiscal year pursuant to clause (a)(vii) of the definition thereof;

(x)the aggregate amount of all cash charges excluded in the calculation of Consolidated Net Income or specifically added back to Consolidated Net Income in the calculation of Consolidated EBITDA for such fiscal year, in each case, to the extent of amounts actually paid in cash during such fiscal year; and

(xi)the aggregate amount of all non-cash income, gains and credits included in the calculation of Consolidated Net Income or specifically added back to Consolidated Net Income in the calculation of Consolidated EBITDA for such fiscal year.

Any increase or decrease in the Consolidated Working Capital Adjustment shall be calculated without giving Pro Forma Effect to the consummation of any Specified Transaction consummated during the relevant fiscal year.

Notwithstanding the foregoing, “Excess Cash Flow” for the fiscal year ending December 31, 2019 shall be calculated commencing with the first day of the first full fiscal quarter ending after the Effective Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) deposit accounts, securities accounts and commodities accounts perfected by control agreements, (b) all leasehold (including ground lease) interests in real property, (c) any fee-owned real property that (i) is not Material Real Property or (ii) is located in a jurisdiction other than the United States, (c) motor vehicles and other assets subject to certificates of title, (d) any letter of credit rights (except to the extent that the filing of UCC financing statements is sufficient for perfection of security interests therein) in an amount not in excess of $2.5 million, (e) commercial tort claims with an amount claimed not in excess of $2.5 million, (f) Equity Interests issued by (i) Unrestricted Subsidiaries, (ii) Immaterial Subsidiaries (excluding any Immaterial Subsidiary which is a Loan Party), or (iii) any Person (other than any Wholly Owned Restricted Subsidiaries) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s Organizational Documents (so long as such restrictions have not been entered into in contemplation thereof) or requires third party consent which has not been obtained (other than the consent of the Borrower or any of its Subsidiaries), (g) those assets to which the Administrative Agent and Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an

“Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such Intellectual Property, (i) margin stock (as defined in Regulation U of the Board of Governors), (j) any assets to the extent actions with respect to the perfection of security interests in any jurisdiction outside of the United States would be required to create or perfect a security interest in such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (k) voting Equity Interests constituting an amount greater than 65.0% of the voting Equity Interests of any (i) Subsidiary that is a CFC or (ii) FSHCO, and any Equity Interests of any subsidiary of any entity described in the immediately preceding clauses (i)-(ii), and (l)(i) any property or asset subject to a security interest securing any purchase money Lien, Capital Lease Obligation or similar arrangement, in each case not prohibited under the Loan Documents, to the extent that, and for so long as, a grant of a security interest therein would be prohibited thereby or require the consent of a third party (other than the Borrower or any Subsidiary) (unless such consent has been received) and (ii) any lease, license, permit or other agreement or any property subject to such agreement, to the extent that, and for so long as, a grant of a security interest therein would require the consent of a third party (other than the Borrower or any Subsidiary) (unless such consent has been received) or violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary) (in each case under this clause (l)(ii), so long as such restrictions have not been entered into in contemplation thereof)), in each case, after giving effect to the applicable anti-assignment provisions of applicable law (including the UCC), rule or regulation other than proceeds and receivables thereof, to the extent the assignment thereof is expressly deemed effective under applicable law (including the UCC) notwithstanding such prohibition.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower on the Effective Date or, if later, the date such Non-Wholly Owned Subsidiary first becomes a Restricted Subsidiary, (b) any Subsidiary for which the provision of a Guarantee would result in material adverse tax consequences (as reasonably determined by the Borrower in good faith), (c) a Subsidiary that is prohibited or restricted by applicable law, rule, regulation or Contractual Obligations (including any requirement to obtain the consent of any Governmental Authority or third party pursuant to any such Contractual Obligation) in effect on the Effective Date or, if later, the date such Subsidiary becomes a Restricted Subsidiary (so long as, in the case of a Contractual Obligation of such Subsidiary, any such prohibition was not incurred or entered into in contemplation thereof) from guaranteeing the Secured Obligations, or which would require consent, approval, license or authorization of, or prior notice to, a Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received or such notice has been provided and any waiting period applicable to such notice has expired without adverse action by the applicable Governmental Authority, (d) any Subsidiary that is a CFC or any Subsidiary of a CFC, (e) any FSHCO or any Subsidiary of a FSHCO, (f) any Immaterial Subsidiary (except as may be designated as a Subsidiary Loan Party by the Borrower by complying with the Collateral and Guarantee Requirement), (g) any Unrestricted Subsidiary, (h) in the case of any obligation under any Swap Agreement, any Subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, and (i) any other Subsidiary if the Borrower and the Administrative Agent reasonably agree that the cost (including any tax cost), burden, difficulty or consequence of providing a Guarantee is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party, of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes unlawful or illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “Eligible Contract Participant” as defined in the

Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (or any other jurisdiction of which such jurisdiction is a political subdivision), or (ii) that are Other Connection Taxes, (b)  any withholding Tax imposed pursuant to FATCA, (c) any Tax that is attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or becomes a Lender hereunder or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2017, by and among AR Intermediate, LLC, a Delaware limited liability company, AR Midco, LLC, a Delaware limited liability company, AppRiver, LLC, a Florida limited liability company, the financial institutions from time to time party thereto and Varagon Capital Partners Agent, LLC, as administrative agent (as amended, modified or supplemented prior to the Effective Date).

“Existing Credit Agreement Indebtedness” means the principal, interest, fees and other amounts, other than contingent obligations not due and payable, outstanding under the Existing Credit Agreement.

“Extension Notice” has the meaning assigned to such term in Section 2.21(b).

“Factoring Transaction” shall mean any receivables financing transaction or series of receivables financing transactions (including, without limitation, any securitization, factoring arrangement (whether recourse or non-recourse), or other similar financing of accounts or other rights to payment, but not including the financing evidenced by the Loan Documents) pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to any Person (including, without limitation, a factor or special purpose entity) other than a Loan Party.

“Fair Market Value” means, with respect to any property, assets (including Equity Interests and Indebtedness) or obligations, the fair market value thereof as reasonably determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (including any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto and applicable official implementing guidance thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of February 15, 2019, among the Borrower, SunTrust Robinson Humphrey, Inc., SunTrust Bank, KeyBank National Association, and KeyBanc Capital Markets Inc.

“Financial Officer” means the chief financial officer (or equivalent officer), senior vice president of finance, principal accounting officer, treasurer or corporate controller of Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Flood Determination Form” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Flood Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System), as now or hereafter in effect or any successor statute thereto,  (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto.

“Foreign Benefit Event” means with respect to any Foreign Plan, the existence of unfunded liabilities of the Borrower or its Subsidiaries in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any defined benefit plan (as defined in Section 3(35) of ERISA, but whether or not subject to ERISA) maintained or contributed to by the Borrower or any Subsidiary with respect to its employees employed outside the United States, other than any such plan sponsored or to which contributions are mandated by any Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any Subsidiary substantially all of the assets of which (either held directly or through one or more disregarded entities) are Equity Interests in or debt of one or more CFCs or FSHCOs.  For the avoidance of doubt, AppRiver Parent, LLC shall be treated as a FSHCO as of the consummation of the Effective Date Acquisition.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, but subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all pollutants or contaminants in any form regulated under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials, constituents, chemicals, compounds or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary and that does not own or hold any Material IP.

“Incremental Cap” means, as of any date of determination, (a) the greater of (i) $40.0 million and (ii) an amount equal to 100% of Consolidated EBITDA for the most recent four consecutive fiscal quarters for which financial statements have been delivered hereunder and for the Test Period ending on such date, minus (b) the aggregate principal amount of all Incremental Facilities incurred in reliance on the foregoing clause (a) prior to or substantially concurrently with the incurrence or establishment of such Incremental Facility, plus (c) unlimited additional principal amounts that, as of such date, may be incurred without causing the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, immediately after giving effect to the incurrence or establishment of such Incremental Facility in reliance on this clause (c) on such date (which shall assume that the principal amount of such Incremental Facility is fully drawn), the use of proceeds thereof and all appropriate pro forma adjustments related thereto, on a Pro Forma Basis (but without giving effect to any simultaneous or substantially concurrent incurrence of any Incremental Facility in reliance on the foregoing clause (a)), to exceed 4.00 to 1.00.

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(h).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loans” means any Revolving Loans made under an Incremental Revolving Commitment Increase.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of other Persons secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of other Persons, (g) all Capital Lease Obligations of such Person, (h) the face amount of any issued and outstanding letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person in respect of Disqualified Equity Interests.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any joint venture (other than any joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property or asset encumbered thereby as determined by such Person in good faith.  The amount of Guarantees by such Person of Indebtedness of others for clause (f) above shall be deemed to be an amount equal to the lesser of (A) the principal amount of the obligations guaranteed and outstanding and (B) the maximum amount for which the guaranteeing Person may be liable in respect of such obligations under applicable law.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Effective Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Initial Term Commitment”, as the same may be reduced or increased from time to time in accordance with this Agreement.  The aggregate principal amount of the Lenders’ Initial Term Commitments on the Effective Date is $175.0 million.

“Initial Term Loans” means the term loans made pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercompany Note” means a global intercompany note, substantially in the form of Exhibit G, to be executed by and among the Loan Parties and their Restricted Subsidiaries in respect of any intercompany Indebtedness permitted hereunder and required to be evidenced by a promissory note or other instrument.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December (commencing on June 30, 2019) and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months (or, if agreed to by each Lender participating therein 12 months) thereafter, as selected by the Borrower in its Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of any Class of Term Loans, the Term Maturity Date applicable to such Class of Term Loans and (ii) in the case of any Class of Revolving Loans, the Revolving Maturity Date applicable to such Class of Revolving Loans.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means in relation to the Screen Rate, the rate which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (1) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (2) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (3) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (4) any Investment (other than any Investment referred to in clause (1), (2) or (3) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IP Rights” means (i) patents (including all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof); (ii) trademarks, service marks, trade names, logos, Internet domain names, business names or brand names (in each case, whether or not registered) and all goodwill associated with any of the foregoing; (iii) copyrights, designs or design registrations (in each case, whether or not registered); and (iv) data, trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) SunTrust Bank (acting through such of its affiliates or branches as it deems appropriate) and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such

Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arranger” means each of SunTrust Robinson Humphrey, Inc., and KeyBanc Capital Markets Inc., in its capacity as a joint lead arranger.

“Joint Venture” means any Person, the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) of which are owned, in part, by a Loan Party or a Restricted Subsidiary and, in part, by one or more other Persons which are not Loan Parties or Restricted Subsidiaries of any Loan Party.

“Junior Financing” means (a) any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) that constitutes Subordinated Indebtedness or (b) Indebtedness secured by a Lien on Collateral that is junior to the Lien on such Collateral that secures the Secured Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case, established in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated face amount of such Letter of Credit in effect at such time.

“LCT Election” has the meaning specified in Section 1.06.

“LCT Test Date” has the meaning specified in Section 1.06.

“Lenders” means (a) the Persons listed on Schedule 2.01 (in their respective capacities as Term Lenders, Revolving Lenders and/or Swing Line Lenders, as applicable), and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with this Agreement.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” means an amount equal to $5.0 million.  The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means, for any Interest Period as to any Eurodollar Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “Screen Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if Screen Rates are quoted under either of the preceding clause (i) or (ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the Interpolated Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means an acquisition that the Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement), whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided herein (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the existence of such proceeding), regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower hereunder in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant hereto and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the existence of such proceeding), regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, any intercreditor agreement, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means, individually or collectively, as the context requires, the Initial Term Loans, any Other Term Loans, any Incremental Term Loans, any DDT Loans, any Revolving Loans, any Other Revolving Loans, any Incremental Revolving Loans and/or any Swing Line Loans.

“Long-Term Funded Debt” means any funded Indebtedness of the Borrower or its Restricted Subsidiaries with a stated maturity of longer than one year or that is renewable or extendable, at the option of the Borrower or such Restricted Subsidiary, and without the consent of the holder thereof, to a date more than one year from such date, other than any such Indebtedness under any revolving credit facility or line of credit.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (x) (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50.0% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50.0% of all Term Loans of such Class outstanding at such time, provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of the Majority in Interest and (y) at any time there are two or more Lenders of such Class that are not Affiliates (and that are not Defaulting Lenders), at least two such Lenders of such Class that are not Affiliates (and that are not Defaulting Lenders).

“Material Adverse Effect” means (a) on the Effective Date, a Target Material Adverse Effect and (b) on the Effective Date with respect to the Borrower and its Subsidiaries (other than the Target) and after the Effective Date, any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (i) the business, financial condition, or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (iii) the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents (other than solely as a result of any action or inaction on the part of the Administrative Agent or any Lender).

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $10.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material IP” means the IP Rights that are material (individually or in the aggregate) to the business and operations of the Borrower and its Subsidiaries (taken as a whole).

“Material Real Property” means real property owned by any Loan Party with a Fair Market Value greater than or equal to $5.0 million.

“Material Subsidiary” means each Wholly Owned Restricted Subsidiary that, as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, had revenues or Consolidated Total Assets in excess of 5% of the aggregate consolidated revenues or Consolidated Total Assets, as applicable, of the Borrower and the Restricted Subsidiaries, on a consolidated basis, for such Test Period; provided that, in the event that the aggregate revenues or Consolidated Total Assets of all Immaterial Subsidiaries, taken together, as of the last day of any fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, exceeds 15% of the aggregate consolidated revenues or Consolidated Total Assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis, for such Test Period, the Borrower shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 15% aggregate limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder; provided further, that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Borrower is in compliance with this definition.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“MFN Adjustment” has the meaning assigned to such term in Section 2.20(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means any fee-owned real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any applicable event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments subsequently received in respect of any non‑cash proceeds initially received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, and (ii) in the case of any casualty, condemnation or similar event, insurance proceeds, condemnation awards and similar payments that are actually received in cash (other than the proceeds of any business interruption insurance) in respect of such event, minus (b) the sum of (i) all fees, costs and expenses paid or payable by the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary professional and transactional fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are not prohibited hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary (as determined by the Borrower in good faith), (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund purchase price adjustments, indemnification and other contingent liabilities reasonably estimated to be payable, that are attributable to such event (provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction), (iv) any other amounts that are required to be paid to any third party having a superior interest in the assets or properties that are the subject of such event, solely to the extent such superior interest is permitted by this Agreement, and (v) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such event (provided that any release of any such escrowed funds at any time from such escrow account shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such release ).

“NFIP” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Investment Amount” means $25.0 million.

“Non-Loan Party Ratio Debt” has the meaning assigned to such term in Section 6.01(a)(xviii).

“Non-Loan Party Acquisition Debt” has the meaning assigned to such term in Section 6.01(a)(xix).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation (or equivalent thereof) and bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means, with respect to each Lender, the commitment, if any, of such Lender to provide Credit Agreement Refinancing Indebtedness in the form of a revolving credit facility pursuant to a Refinancing Amendment, as the same may be reduced or increased from time to time in accordance with this Agreement.

“Other Revolving Loans” means any revolving loans made under an Other Revolving Commitment established pursuant to a Refinancing Amendment.

“Other Taxes” means any and all present or future recording, filing, stamp, court, documentary, intangible or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment as a result of a present or former connection between a Recipient and the jurisdiction imposing such Tax (other than a connection arising from such Recipient having executed, delivered or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced any Loan or Loan Document).

“Other Term Commitments” means, with respect to each Lender, the commitment, if any, of such Lender to provide Credit Agreement Refinancing Indebtedness in the form of a term loan facility pursuant to a Refinancing Amendment, as the same may be reduced or increased from time to time in accordance with this Agreement.

“Other Term Loans” means any term loans made under an Other Term Commitment established pursuant to a Refinancing Amendment.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Perfection Requirements” means (a) the filing of a Uniform Commercial Code financing statement with the appropriate office of the jurisdiction of organization of each Loan Party, (b) with respect to the Equity Interests in the Borrower and each of its Domestic Wholly Owned Restricted Subsidiaries (to the extent such Equity Interests constitute Collateral), delivery of any certificate representing such Equity Interests (and pledged by any Loan Party under the Security Documents in effect on the Effective Date, and solely to the extent that such certificates exist prior to the Effective Date and are in the actual possession of the Borrower on or prior to the Effective Date), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, and (c) with respect to Intellectual Property which constitutes Collateral, the filing of a short form security agreement suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of all or substantially all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that

(a)

to the extent such acquisition (x) constitutes a Limited Condition Transaction, no Event of Default has occurred and is continuing as of the LCT Test Date immediately after giving Pro Forma Effect thereto and no Specified Event of Default has occurred and is continuing at the time of consummation of such Permitted Acquisition constituting a Limited Condition Transaction or (y) does not constitute a Limited Condition Transaction, no Event of Default has occurred and is continuing at the time of consummation of such acquisition immediately after giving Pro Forma Effect thereto;

(b)	immediately after giving effect to such acquisition and to the incurrence of any Indebtedness in connection therewith, the Borrower shall be in Pro Forma Compliance with the Financial

Performance Covenant, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date; provided, that, if such acquisition is a Limited Condition Transaction, the foregoing condition set forth in this clause (b) shall be tested as of the applicable LCT Test Date;

(c)	after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries are in compliance with Section 6.03(b);
(d)	such acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose Equity Interests or assets are being acquired; and
(e)

unless the Lenders proving any Incremental Facility being incurred in connection with such acquisition shall elect otherwise, the Borrower shall comply with Section 5.11 within 30 days after such acquisition (or such longer period as Administrative Agent may agree) with respect to each acquired Person to the extent applicable and subject to the requirements of this Agreement and the other Loan Documents.

“Permitted Encumbrances” means:

(a)	Liens for Taxes that (i) are not overdue for a period of more than 45 days or (ii) are not required to be paid pursuant to Section 5.05;
(b)

Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are set aside on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)

Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(d)

Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)

easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar non-monetary encumbrances and minor title defects affecting real property that, in each case, in the aggregate, do not materially detract from the value of the affected property for its current use or interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(f)	Liens securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights not constituting an Event of Default under Section 7.01(j);
(g)

Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)

Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases or consignment or bailee arrangements entered into by the Borrower or any of the Subsidiaries;

(i)

without duplication, Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(j)

Liens securing obligations under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries that, in each case, in the aggregate, do not materially detract from the value of the affected property for its current use or interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole; and

(k)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)	dollars, euro or such other currencies held by it from time to time in the ordinary course of business;
(b)

readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)

demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250.0 million (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)

commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof)

or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(e)

repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250.0 million for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)

marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250.0 million or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)

securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)

investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)

instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j)

investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250.0 million, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Refinancing” means, with respect to any Indebtedness (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Original Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by (i) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) plus other amounts and fees (including commitment, underwriting, arrangement and similar fees, other reasonable and customary fees), commissions and expenses incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension (including upfront fees, original issue discount or initial yield payments), and (ii) an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, replaced, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is subordinated in right of payment to the Loan Document Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is secured on a subordinated or a junior basis to the Secured Obligations and/or subject to any intercreditor arrangements for the benefit of the Lenders, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is secured and subject to intercreditor arrangements on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (e) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is unsecured, the Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension is unsecured (provided that nothing in this definition shall prevent any Original Indebtedness which was secured from being modified, refinanced, refunded, replaced, renewed, or extended with Indebtedness which is unsecured), (f) the covenants, events of default, security and guarantees of the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred), and (g) the Indebtedness resulting from such modification, refinancing, refunding, replaced, renewal or extension shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Restricted Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Event” means:

(a)	any Disposition pursuant to Section 6.05(f), (j), (k), (p), (s), (v), or (w); or
(b)

the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness after the Effective Date, other than Indebtedness permitted under Section 6.01 (other than the incurrence of Credit Agreement Refinancing Indebtedness which shall constitute a Prepayment Event to the extent such Credit Agreement Refinancing Indebtedness is incurred to refinance all or any portion of any Class of Loans and/or Commitments hereunder).

“Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect” means, with respect to any calculation or determination of any financial ratio, test or covenant made under this Agreement for any period of measurement (including the calculation of Consolidated EBITDA and Total Net Leverage Ratio,

but excluding the calculation of Excess Cash Flow), that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such period of measurement: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment, shall be included, (ii) any retirement of Indebtedness shall be included, and (iii) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith shall be included; provided that the foregoing pro forma adjustments shall be applied to any such ratio, test or covenant solely to the extent that such adjustments are not inconsistent with the definition of Consolidated EBITDA; provided further that, when calculating the Total Net Leverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with the Financial Performance Covenant, the events described in this definition (and the corresponding provisions of the definition of Consolidated EBITDA) that occurred after the end of the applicable Test Period shall not be given Pro Forma Effect.

“Pro Forma Entity” has the meaning assigned to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” means the pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ended on September 30, 2018 and each twelve-month period ending on the last day of each subsequent fiscal quarter ended at least 45 days prior to the Effective Date (or 90 days if the end of such twelve-month period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which pro forma financial statements need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Ratio Debt” means the Indebtedness described in Section 6.01(a)(xviii).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refunded Swing Line Loans” has the meaning assigned to such term in Section

2.04(b)(iv).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, members, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Repayment” has the meaning assigned to such term in Section 6.07(b).

“Required Additional Debt Terms” means, with respect to any Indebtedness, (a)(i) such Indebtedness does not mature earlier than the Latest Maturity Date and (ii) such Indebtedness does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans; (b) such Indebtedness does not have mandatory prepayment, redemption or offer to purchase events that are more onerous than the mandatory prepayment provisions set forth herein with respect to the Term Loans; (c) such Indebtedness is not guaranteed by any entity that is not a Loan Party (unless such Person shall substantially concurrently become a Loan Party hereunder pursuant to Section 5.11); (d) if secured, such Indebtedness (i) is not secured by any assets not securing the Secured Obligations (unless such assets shall substantially concurrently become a part of the Collateral) and (ii) is subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower; (e) the other covenants and events of default of such Indebtedness are substantially identical to the covenants and events of default applicable to the Loans under this Agreement or, taken as a whole, not materially more favorable to the lenders or investors providing such Indebtedness than the covenants and events of default applicable to the Loans under this Agreement are to the Lenders or such covenants and events of default are on current market terms for such type of Indebtedness or are as otherwise reasonably acceptable to the Administrative Agent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time) (provided that, to the extent that such Indebtedness includes any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in this Agreement for any period ending on or prior to the Latest Maturity Date unless any such covenants are also added for the benefit of the Lenders under the Loan Documents); and (f) only if such Indebtedness is in the form of term loans or notes that rank pari passu basis with the Term Loans in right of payment and with respect to security, the MFN Adjustment shall apply.

“Required Lenders” means, at any time, (x) Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50.0% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (y) at any time there are two or more Lenders that are not Affiliates (and that are not Defaulting Lenders), at least two such Lenders that are not Affiliates (and that are not Defaulting Lenders).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, (i) the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Revolving Commitment” (or in an Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be), as the same may be reduced or increased from time to time in accordance with this Agreement, (ii) such Lender’s Other Revolving Commitments, if any, and/or (iii) such Lender’s commitments under any Incremental Revolving Commitment Increase.  The aggregate principal amount of the Lenders’ Revolving Commitments on the Effective Date is $25.0 million.

“Revolving Credit Facility” means the Revolving Commitments and the Revolving Loans made hereunder.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans (and, in the case of the Swing Line Lender, the outstanding principal amount of Swing Line Loans), participations in outstanding Swing Line Loans and LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means, individually or collectively, as the context requires, (x) the revolving loans made pursuant to Section 2.01(b) or Section 2.04(b)(iv), (y) any Other Revolving Loans and/or (z) any Incremental Revolving Loans.

“Revolving Maturity Date” means (a) with respect to the Revolving Commitment established on the Effective Date (and Revolving Loans thereunder) and any Incremental Revolving Commitment Increase established after the Effective Date (and Incremental Revolving Loans thereunder), February 20, 2024, and (b) with respect to any Other Revolving Commitment and Other Revolving Loans, the final maturity date specified in the applicable Refinancing Amendment (or, in each case, with respect to any Revolving Lender that has extended the maturity of its Revolving Commitment pursuant to Section 2.21(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Revolving Lender to the Administrative Agent pursuant to Section 2.21(b)).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (including, without limitation, and as of the Effective Date, Cuba, Iran, Libya, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Screen Rate” has the meaning assigned such term in the definition of “LIBO Rate.”

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement; provided that Secured Obligations shall not, for purposes of this Agreement or any other Loan Document, include any Excluded Swap Obligations.

“Secured Party” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Perfection Certificate, each Mortgage and each other security agreement or pledge agreement executed and delivered by any Loan Party pursuant to the Collateral and Guarantee Requirement or Section 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Series A Preferred Stock” means the Equity Interests of the Borrower constituting its Series A Convertible Preferred Stock, par value $1.00, issued pursuant to that certain Certificate of Designations of Series A Preferred Stock of Zix Corporation dated as of February 20, 2019, originally in the amount of 64,914 shares, which may be increased to up to 100,914 shares upon the conversion of the Series B Preferred Stock into Series A Preferred Stock.

“Series B Preferred Stock” means the Equity Interests of the Borrower constituting its Series B Convertible Preferred Stock, par value $1.00, issued pursuant to that certain Certificate of Designations of Series B Preferred Stock of Zix Corporation dated as of February 20, 2019, originally in the amount of 35,086 shares.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Specified Event of Default” means an Event of Default under Section 7.01(a) or (b) (solely with respect to principal and interest payments) or Section 7.01(h) or (i).

“Specified Investor” means True Wind Capital Management, LLC, and its Controlled Investment Affiliates (but excluding any portfolio company thereof).

“Specified Purchase Agreement Representations” means such of the representations made by or with respect to the Target and its subsidiaries in the Effective Date Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) has the right to terminate its respective obligations under the Effective Date Purchase Agreement to consummate the Effective Date Acquisition (or otherwise decline to consummate the Effective Date Acquisition) as a result of the inaccuracy of such representations in the Effective Date Purchase Agreement.

“Specified Representations” means the representations of the Loan Parties set forth in Section 3.01 (relating to corporate existence and power and authority of the Borrower and the Subsidiary Loan Parties, in each case, to enter into and perform its obligations under the Loan Documents), Section 3.02 (as it relates to due authorization, execution and delivery and enforceability of the Loan Documents), Section 3.03(b)(i) (as it relates to no conflicts with Organizational Documents, in each case, related to the entry into and performance of obligations under the Loan Documents), Section 3.08, Section 3.14, Section 3.16, Section 3.19 (subject to the last paragraph of Section 4.01), and Section 3.20.

“Specified Transaction” means the Transactions, any Investment, Permitted Acquisition, Disposition, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, capital expenditure, subsidiary designation, mergers and other business combinations, acquisitions (including the commencement of activities constituting such business) and dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes and operational initiatives, restructuring, cost savings initiative, established cost reduction initiative, operating expense reduction initiative or other initiative or event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a ratio, test or covenant hereunder or requires such ratio, test or covenant to be calculated on a Pro Forma Basis or any other transactions giving rise to adjustments in respect of cost savings, cost reductions, operating expense reductions or synergies, including adjustments for projected run-rate earnings from new customers and new contracts (or new or modified contracts with existing customers).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors.  Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” means the incurrence of any Indebtedness (including Incremental Facilities, but excluding borrowings of Revolving Loans) or Liens, or the making of any Permitted Acquisitions, Investments, Restricted Payments or payments, prepayments (including voluntary and mandatory prepayments), purchases or redemptions of Junior Financing or Dispositions.

“Subordinated Indebtedness” means (x) Indebtedness that is contractually subordinated in right of payment to the Loan Document Obligations and (y) any Permitted Refinancing in respect of any of the foregoing.

“Subsequent Transaction” means (a) the incurrence of Indebtedness or Liens, (b) the making of Restricted Payments, (c) the making of any Permitted Investment, (d) any merger, (e) the conveyance, lease or other transfer of all or substantially all of the assets of any Subsidiary Loan Party, (f) the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or (g) the designation of an Unrestricted Subsidiary, in each case, occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction.

“Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, “Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that provides a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, including, without limitation, the Target and its Subsidiaries that provide such Guarantee on the Effective Date.  Schedule 1.01(c) sets forth each of the Subsidiary Loan Parties as of the Effective Date.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means SunTrust Bank in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means any swingline revolving loans made pursuant to Section 2.04.

“Swing Line Sublimit” means the lesser of (i) $5.0 million and (ii) the aggregate amount of Revolving Commitments then in effect.

“Target” means AppRiver, LLC, a Florida limited liability company, and its subsidiaries.

“Target Material Adverse Effect” has the meaning assigned to “Material Adverse Effect” in the Effective Date Purchase Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to any Lender, (i) such Lender’s Initial Term Commitment, (ii) such Lender’s Other Term Commitments, if any, (iii) such Lender’s commitments under any Incremental Term Facility, and/or (iv) such Lender’s DDTL Commitment.

“Term Facility” means the Term Commitments and the Term Loans made hereunder.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means, individually or collectively, as the context requires, (a) the Initial Term Loans, (b) any Other Term Loans, (c) any Incremental Term Loans, and/or (d) any DDT Loans.

“Term Maturity Date” means (a) with respect to the Initial Term Loans and any DDT Loans, February 20, 2024, (b) with respect to any Other Term Loans, the final maturity date specified in the applicable Refinancing Amendment, and (c) with respect to any Incremental Term Loans, subject to Section 2.20, the final maturity date specified in the applicable Incremental Facility Amendment (or, in each case, with respect to any Term Lender that has extended the maturity of its Term Loans pursuant to Section 2.21(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Term Lender to the Administrative Agent pursuant to Section 2.21(b)).

“Termination Date” means the date that all Commitments have expired or terminated and the principal of and interest on each Loan and all other Loan Document Obligations payable under any Loan Document (other than (i) contingent indemnification and expense reimbursement obligations, (ii) Cash Management Obligations and (iii) Secured Swap Obligations (as defined in the Collateral Agreement) that are not being terminated and as to which arrangements reasonably satisfactory to the applicable counterparty have been made) have been paid in full and all Letters of Credit have expired or been terminated (unless such Letters of Credit have been cash collateralized or backstopped in amounts, by institutions and otherwise pursuant to arrangements, in each case reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed.

“Test Period” means, as of any date of determination, the period of four consecutive fiscal quarters ending on such date.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period ending on such date.

“Transaction Costs” has the meaning set forth in the definition of “Transactions.”

“Transactions” means, collectively, (a) the execution and delivery of the Loan Documents on the Effective Date and the initial funding of the Loans hereunder, (b) the consummation of the Effective Date Acquisition, (c) the consummation of Equity Contribution on the Effective Date, (d) the consummation of the Effective Date Refinancing, and (e) the payment of all fees, premiums, expenses and other transaction costs incurred in connection with the transactions described in the foregoing provisions of this definition, including to fund any original issue discount or upfront fees (the “Transaction Costs”).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate (provided that interest on each Swing Line Loan shall be determined by reference to the Alternate Base Rate).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of income, retained earnings, and members’ equity and changes in financial position of AR Intermediate, LLC, a Delaware limited liability company, as of the end of and for the ten months ended October 31, 2018.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 on or subsequent to the Effective Date.

“Voting Stock” means (a) with respect to the Borrower, its common stock, its Series A Preferred Stock and any other Equity Interests of the Borrower having the right to vote generally in any election of directors of its Board of Directors and (b) with respect to any other Person, all Equity Interests of such Person having the right to vote generally in any election of directors of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”, “Term Borrowing” or “ABR Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  With respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to but excluding”.

Section 1.04Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein and (b) the effects of Accounting Standards Codification Topic 815, Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.  Notwithstanding any other provision contained herein, any lease that is (or would have been) treated as an operating lease for purposes of GAAP as of December 31, 2018, shall continue to be treated as an operating lease for purposes of this Agreement regardless of any change in GAAP following December 31, 2018, that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

Pro Forma Calculations

.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio shall be calculated (except for purposes of calculating Excess Cash Flow) on a Pro Forma Basis to give effect to the Transactions and all Specified Transactions that have been consummated during the applicable period of measurement.

Certain Calculations and Tests

.  Notwithstanding anything in this Agreement or any Loan Document to the contrary, with respect to any Limited Condition Transaction (but not, for the avoidance of doubt, any borrowings of Revolving Loans (other than any Incremental Revolving Loans constituting Subject Transactions in connection with such Limited Condition Transaction) or Swing Line Loans or issuances, amendments to increase the face amount, or extensions of Letters of Credit), to the extent that the terms of this Agreement require satisfaction of, or compliance with, any condition, test or requirement, in order to effect, incur or consummate such Limited Condition Transaction (including (a) compliance with any financial ratio or test (including, without limitation, the Total Net Leverage Ratio or the amount or percentage of Consolidated EBITDA (including any component definitions of the foregoing)), (b) the making or accuracy of any representations and warranties, (c) the absence of a Default or Event of Default, and/or (d) any other condition, test or requirement), the date of determination of whether any relevant conditions, tests and requirements are satisfied or complied with shall, at the election of the Borrower (the “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Subject Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period of measurement; provided that, in addition, no Specified Event of Default shall have occurred and be continuing at the time of consummation of any such Limited Condition Transaction.  Subject to the proviso of the first sentence of this Section 1.06, if the Borrower has made an LCT Election for any Limited Condition Transaction and such Limited Condition Transaction (including any other Subject Transactions to be entered into in connection therewith) would be permitted on the LCT Test Date, each such condition, test and requirement shall be deemed satisfied and complied with for all purposes of such Limited Condition Transaction.  For the avoidance of doubt, subject to the proviso of the first sentence of this Section 1.06, if the Borrower has made an LCT Election, then, solely for the purpose of determining whether such Limited Condition Transaction (and any Subject Transaction in connection therewith) is permitted hereunder, (i) any change in status of any such condition, test and requirement between the LCT Test Date and the taking of the relevant actions or consummation of the relevant transactions such that any applicable financial ratios or tests, baskets, conditions, requirements or provisions would be exceeded, breached or otherwise no longer complied with or satisfied for any reason (including due to fluctuations in Consolidated EBITDA of the Person subject to such Limited Condition Transaction) shall be disregarded such that all financial ratios or tests, baskets, conditions, requirements or provisions shall continue to be deemed complied with and satisfied, all applicable transactions and actions will be permitted and no Default or Event of Default shall be deemed to exist or to have occurred or resulted from such change in status or Limited Condition Transaction (but, for the avoidance of doubt, any Default or Event of Default shall be a Default or Event of Default for all other purposes hereunder) and (ii) ratios or tests, baskets, conditions, requirements or provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Subject Transactions.  If the Borrower makes an LCT Election, then in connection with any calculation of any ratio, test or basket availability with respect to any Subsequent Transaction (but not, for the avoidance of doubt, for purposes of determining the ECF Percentage or compliance with the Financial Performance Covenant under Section 6.11) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under the Loan Documents, then any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis both (A) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (B) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

Effectuation of Transactions

. All references herein to the Borrower and its Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the consummation of the Transactions to occur on the Effective Date, unless the context otherwise requires.

Classification

.  For purposes of determining compliance at any time with Section 6.01, Section 6.02, Section 6.04, or Section 6.07, in the event that any Indebtedness, Lien, Investment, or Restricted Payment meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 6.01, Section 6.02, Section 6.04, or Section 6.07, then, so long as the Borrower would be permitted to incur such Indebtedness or Lien or make such Investment or Restricted Payment under another exception, the Borrower, in its sole discretion, may classify and/or reclassify such transaction or item from time to time (other than the Initial Term Loans, any DDT Loans, and, for the avoidance of doubt, any Incremental Facilities, which may not be reclassified) and will only be required to include the amount and type of such transaction in any one category.

Section 1.09Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

Commitments

.

(a)Subject to the terms and conditions set forth herein, each Term Lender agrees to make an Initial Term Loan denominated in dollars to the Borrower on the Effective Date in a principal amount equal to such Lender’s Initial Term Commitment.  Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed.

(b)Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans denominated in dollars to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding which will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment then in effect or (ii) the aggregate Revolving Exposure exceeding the aggregate Revolving Commitments of all Lenders then in effect.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay or prepay and reborrow Revolving Loans.

(c)Subject to the terms and conditions set forth herein, each DDTL Lender agrees to make DDT Loans denominated in dollars to the Borrower from time to time prior to the DDTL Commitment Termination Date in an aggregate principal amount equal to such Lender’s DDTL Commitment; provided, that the undrawn portion thereof shall automatically be cancelled and the DDTL Commitment shall automatically terminate on the DDTL Commitment Termination Date.  The Borrower may only request two (2) draws on the DDTL Commitment, and the amount of each such draw shall not be less than $5.0 million; provided that such amount may be less than $5.0 million if such amount represents all the remaining availability under the DDTL Commitment at such time.  Amounts repaid or prepaid in respect of DDT Loans may not be reborrowed.

Loans and Borrowings

.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Except as otherwise required by Section 2.01(c), at the time that each Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (or such greater number as may be agreed by the Administrative Agent) Eurodollar Borrowings with different Interest Periods outstanding.  Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount which is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

Requests for Borrowings

.  To request a Revolving Borrowing or a Term Borrowing, the Borrower shall notify the Administrative Agent by delivery of a Borrowing Request, (a) in the case of any Borrowing on the Effective Date, not later than 12:00 p.m., New York City time, one

Business Day before the Effective Date, (b)  in the case of a Eurodollar Borrowing after the Effective Date, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing or any Borrowing of a Swing Line Loan, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Any telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such Borrowing Request shall specify the following information:

(i)whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii)the aggregate principal amount of such Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)the location and number of the Borrower’s account to which funds are to be disbursed, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)that as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and Section 4.02(b) will be satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04Swing Line Loans.

(a)Swing Line Loan Commitment.  Prior to the Revolving Maturity Date, subject to the terms and conditions hereof, the Swing Line Lender shall make Swing Line Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit; provided that, immediately after giving effect to the making of any Swing Line Loan, in no event shall (i) the aggregate Revolving Exposure exceed the aggregate Revolving Commitments then in effect or (ii) the Revolving Exposure of the Swing Line Lender exceed the Swing Line Lender’s Revolving Commitment then in effect.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay or prepay and reborrow Swing Line Loans.  The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Maturity Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full in cash no later than such date.

(b)Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

(ii)The Borrower shall request a Borrowing of Swing Line Loans in accordance with Section 2.03.

(iii)The Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m., New York City time, on the applicable date of such Swing Line Loan by wire transfer of same day funds in Dollars, as the Administrative Agent may designate.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iv)With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.11, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m., New York City time at least one Business Day in advance of the proposed date set forth therein, a notice (which shall be deemed to be a Borrowing Request given by the Borrower) requesting that each Revolving Lender holding a Revolving Commitment make Revolving Loans that are ABR Loans to the Borrower on such date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Revolving Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (x) the proceeds of such Revolving Loans made by the Revolving Lenders (other than the Swing Line Lenders) shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (y) on the day such Revolving Loans are made, Swing Line Lender’s pro rata share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower.  The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.18.

(v)If for any reason Revolving Loans are not made pursuant to Section 2.04(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Revolving Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its pro rata share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from the Swing Line Lender, each

Revolving Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds to such account in New York City as the Swing Line Lender may designate. In order to evidence such participation, each Revolving Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Revolving Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Revolving Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Alternate Base Rate, as applicable.

(vi)Notwithstanding anything contained herein to the contrary, (x) each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding clause and each Revolving Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set‑off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (y) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s pro rata share of the outstanding Swing Line Loans in an amount not less than 102.0%.

(c)Resignation and Removal of Swing Line Lender.  The Swing Line Lender may resign as Swing Line Lender upon 30 days’ prior written notice to the Administrative Agent, the Revolving Lenders and the Borrower.  The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swing Line Lender.  At the time any such replacement or resignation shall become effective, the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Letters of Credit

.

(a)General.  Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon, among other things, the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit for the Borrower’s own account (or for the account of any Subsidiary of the Borrower so long as the Borrower and such Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The face amount of any outstanding Letter of Credit (and, without duplication, any unpaid drawing in respect thereof) shall reduce availability under the Revolving Commitments on a dollar-for-dollar basis.

(b)Issuance, Amendment, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days before the requested date of issuance, amendment or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Applicable Percentage of the Letter of Credit Sublimit, (ii)(x) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (y) no Issuing Bank’s Revolving Exposure shall exceed such Issuing Bank’s Revolving Commitment, and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit.  No Issuing Bank shall be under any obligation to issue any Letter of Credit (A) if any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve, liquidity or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (B) if the proceeds of such Letter of Credit would be made available to any Person (1) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Country, that, at the time of such funding, is the subject of any Sanctions or (2) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (C) if, except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $50,000, (D) if any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing

Bank has entered into arrangements reasonably satisfactory to such Issuing Bank with the Borrower or such Lender, including the delivery of cash collateral in accordance with Section 2.05(j) (including the amount of cash collateral to be delivered), to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and any other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure, (E) that is a commercial Letter of Credit, without such Issuing Bank’s consent or (F) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(c)Notice.  Each Issuing Bank agrees that it shall not (other than in accordance with Section 2.05(d)) permit any issuance, amendment or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (n) of this Section 2.05.

(d)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or such longer period as may be agreed by the applicable Issuing Bank) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby the expiry date of such Letter of Credit shall be extended automatically for additional consecutive periods of one year or less so long as (x) such Issuing Bank has the option to prevent any such extension before the expiration of the then effective term and (y) neither such Issuing Bank nor the Borrower shall permit any such extension to extend such expiry date beyond the date set forth in clause (ii) above; provided, further, that the expiry date of such Letter of Credit may extend beyond the date set forth in clause (ii) above if such Letter of Credit is cash collateralized in an amount equal to 102.0% of the LC Exposure attributable to such Letter of Credit or is backstopped in each case pursuant to arrangements reasonably acceptable to the applicable Issuing Bank.

(e)Participations.  By and immediately upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, irrevocably, and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, irrevocable, and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, for the account of such Issuing Bank, an amount equal to such LC Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with

Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent, for the account of the applicable Issuing Bank, its Applicable Percentage of the payment then due from the Borrower, in dollars and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, exemplary, indirect, special, incidental, or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h)Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent (who in turn shall notify the Borrower) by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving any such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.05.

(i)Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank (except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment) and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)Cash Collateralization.  If any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in dollars equal to 102.0% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or any Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to 102.0% of the amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender).  The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure or, if the maturity of the Loans has been accelerated (but subject to the consent of the Issuing Banks and the Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders reasonably acceptable to the Administrative Agent and the Borrower that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit or be deemed an Issuing Bank for any other purpose.

(m)Resignation of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower.  At the time any such resignation shall become effective, Borrower shall (i) pay all unpaid fees and other amounts accrued for the account of the resigning Issuing Bank and (ii) cash collateralize or replace any existing Letters of Credit or cause a bank or other financial institution reasonably acceptable to the resigning Issuing Bank to issue backstop letters of credit (naming the resigning Issuing Bank as the beneficiary thereof and otherwise in form and substance satisfactory to the resigning Issuing Bank) in respect of existing Letters of Credit, in each case on terms satisfactory to the resigning Issuing Bank.  From and after the effective date of any such resignation, (x) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(n)Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the face amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(o)Applicability of ISP and UCP.  Unless otherwise expressly agreed in writing by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time of such issuance shall apply to each commercial Letter of Credit.

(p)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Funding of Borrowings

.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make Loans available to the Borrower on the date specified in the applicable Borrowing Request by promptly crediting the requested amount of such Loans in like funds to an account of the Borrower designated by the Borrower in such Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent.  If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand.  The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the

Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease.  If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

(c)The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and other than as expressly provided herein with respect to Defaulting Lenders no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Interest Elections

.

(a)Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or as otherwise provided in Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent by delivery of an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Any telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurodollar Borrowing with a new Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Termination and Reduction of Commitments

.

(a)Unless previously terminated, (i) the Initial Term Commitments shall terminate automatically on the Effective Date immediately after giving effect to the funding of the Initial Term Loans, (ii) any other Term Commitments (other than the DDTL Commitment) shall terminate automatically upon the funding of the Terms Loans thereunder, (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date, and (iv) the DDTL Commitment shall terminate automatically on the DDTL Commitment Termination Date and on each DDTL Closing Date (but only with respect to the amount of DDT Loans funded on such DDTL Closing Date).

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or such lesser amount that represents the remaining Commitments of such Class), (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposure would exceed the aggregate Revolving Commitments and (iii) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the aggregate Revolving Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable, provided that a notice of termination or reduction of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Repayment of Loans; Evidence of Debt

.

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender and/or Swing Line Lender, as applicable, the then unpaid principal amount of each Revolving Loan and Swing Line Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.  In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e)Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

Repayment of Term Loans

.

(a)Amortization of Term Loans.

(i)Initial Term Loans.  Subject to adjustment by the application of any prepayment pursuant to Section 2.10(c) or Section 2.11, the Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loans in equal quarterly installments on the last day of each March, June, September and December (commencing on June 30, 2019) in an amount for each such installment equal to (i) the aggregate outstanding principal amount of Initial Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25% (which shall include, at the Borrower’s election, such adjustments as are necessary in order to provide for the “fungibility”

for all commercial purposes of any Incremental Term Loans funded under an Incremental Term Facility that is an increase to any existing Term Facility).

(ii)DDT Loans.  Subject to adjustment by the application of any prepayment pursuant to Section 2.10(c) or Section 2.11, the Borrower shall repay the aggregate outstanding principal amount of the DDT Loans in equal quarterly installments on the last day of each March, June, September and December (commencing with the first full fiscal quarter to occur following the funding of any DDT Loan) in an amount for each such installment equal to (i) the aggregate outstanding principal amount of DDT Loans outstanding immediately after any DDTL Closing Date multiplied by (ii) 0.25%.

(iii)Incremental Term Facility.  The Borrower shall repay the aggregate outstanding principal amount of any Incremental Term Loans funded under an Incremental Term Facility that is a separate tranche in accordance with the applicable terms set forth in the Incremental Facility Amendment pursuant to which such Incremental Term Facility is added to this Agreement or established hereunder.

(b)To the extent not previously paid, the aggregate outstanding principal amount of the Term Loans shall be due and payable on the Term Maturity Date.

(c)Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the remaining scheduled amortization payments in respect of the Term Borrowings of such Class that are required to be made pursuant to this Section 2.10 as directed by the Borrower (and, absent such direction, in direct order of maturity until each such amortization payment is paid in full) and (ii) pursuant to Section 2.11(c) or Section 2.11(d) shall be applied to reduce the remaining scheduled amortization payments (excluding the balloon payment due on any applicable Term Maturity Date) in respect of the Term Borrowings of such Class that are required to be made pursuant to this Section 2.10 in direct order of maturity for the next four scheduled quarterly payments and pro rata thereafter (except as otherwise provided in any Refinancing Amendment or in any Incremental Facility Amendment).

(d)Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued but unpaid interest on the principal amount repaid.

Prepayment of Loans

.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section 2.11 and Section 2.16.

(b)In the event and on each occasion that the aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower shall immediately prepay first, the Swing Line Loans and second, the Revolving Loans (and, to the extent that any such excess exists after all Swing Line Loans and Revolving Loans (if any) have been prepaid, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event: (i) in the case of a Prepayment Event of the type described in clause (a) of the definition thereof (except to the extent that aggregate amount of Net Proceeds of all Prepayment Events in the fiscal year in which such Prepayment

Event occurs does not exceed $2.0 million), the Borrower shall, within five Business Days after the Net Proceeds in respect of such Prepayment Event are received, prepay the outstanding principal amount of the Term Loans in an aggregate amount equal to the entire amount of Net Proceeds received in respect of such Prepayment Event; provided that, if the Borrower and the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such Prepayment Event (or a portion thereof) within 12 months after receipt of such Net Proceeds in assets used or useful in the business of the Borrower and the other Subsidiaries (excluding working capital, other than short term capital assets, but including Permitted Acquisitions, permitted Investments and capital expenditures), then no prepayment shall be required pursuant to this paragraph with the Net Proceeds in respect of such Prepayment Event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or, if committed to be so invested within such 12-month period, that have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); and (ii) in the case of a Prepayment Event of the type described in clause (b) of the definition thereof, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay the outstanding principal amount of the Term Loans in an aggregate amount equal to such Net Proceeds.

(d)Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, the Borrower shall prepay the outstanding principal amount of the Term Loans in an aggregate amount equal to the ECF Percentage for such fiscal year, multiplied by Excess Cash Flow for such fiscal year; provided that such amount shall be reduced, on a dollar-for-dollar basis, at the option of the Borrower, by any voluntary prepayments of (i) Initial Term Loans, Incremental Term Loans, Other Term Loans, and DDT Loans which are secured on a pari passu basis with the existing Term Loans (in each case, including prepayments at a discount to par, with credit given for the actual amount of such prepayment made in cash) and (ii) Revolving Loans, Incremental Revolving Loans and Other Revolving Loans which are secured on a pari passu basis with the existing Revolving Loans (in each case under this clause (ii), solely to the extent any such prepayment is accompanied by a permanent reduction of the commitments thereunder) (in each case, including prepayments at a discount to par, with credit given for the actual amount of such prepayment made in cash), in each case, (x) except to the extent financed with the proceeds of Long-Term Funded Debt and (y) made during such fiscal year or on or prior to the 90th day after the end of such fiscal year (and without duplication of such amounts reducing the prepayment hereunder for any subsequent fiscal year).  Any prepayment pursuant to this paragraph shall be made on or before the date that is ten Business Days after the date on which audited financial statements are required to be delivered hereunder with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (f) of this Section 2.11; provided that in the event of any optional prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall, except to the extent any Incremental Term Facility provides for participation on a less than pro rata basis in any voluntary prepayments of the Term Loans in accordance with Section 2.20(f), select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall, except to the extent any Incremental Term Facility provides for participation on a less than pro rata basis in any mandatory prepayments of the Term Loans in accordance with Section 2.20(f), select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any

Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) no later than three Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment, to decline all (but not part) of any prepayment of its Term Loans pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.11 or a mandatory prepayment as a result of a Prepayment Event of the type described in clause (b) of the definition thereof, which may not be declined), in which case, the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Borrower (such amounts retained by the Borrower, “Retained Declined Proceeds”).  Subject to the terms of Section 2.10(c), in the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.11(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied, subject to the terms of Section 2.10(c), first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(f)The Borrower shall notify the Administrative Agent of any prepayment hereunder (i) in the case of any prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of such prepayment or (ii) in the case of any prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial optional prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued but unpaid interest on the principal amount of such prepayment to the extent required by Section 2.13.

Fees

.

(a)Commitment Fee.  The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the Applicable Fee Rate per annum (determined daily in accordance with Schedule 1.01(a)) multiplied by the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Revolving Maturity Date.  Accrued but unpaid commitment fees shall be payable quarterly in arrears on the last day of each March, June, September and December (commencing on June 30, 2019), and on the Revolving Maturity Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender, provided that outstanding Swing Line Loans shall be disregarded.

(b)Letters of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit in an amount equal to the Applicable Rate for Eurodollar Revolving Loans multiplied by the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee in an amount equal to equal to 0.125% per annum multiplied by the face amount of the Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued but unpaid participation fees and fronting fees shall be payable quarterly in arrears on the last day of each March, June, September and December (commencing on June 30, 2019); provided that all such fees shall also be payable on the Revolving Maturity Date and any such fees accruing after the Revolving Maturity Date shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)Fee Letter.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.  The Borrower agrees to pay to each Joint Lead Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Joint Lead Arranger in the Fee Letter.

(d)Ticking Fee.  For the period commencing March 23, 2019, and ending on the DDTL Commitment Termination Date, the Borrower agrees to pay to the Administrative Agent, for the account of each DDTL Lender in accordance with its respective share of the DDTL Commitments, a ticking fee equal to the DDTL Ticking Fee Rate multiplied by the average daily undrawn portion of the DDTL Commitments.  The ticking fee shall accrue at all times during the period beginning on March 23, 2019, and ending on the DDTL Commitment Termination Date.  Accrued but unpaid ticking fees shall be payable quarterly in arrears on the last day of each March, June, September and December (commencing June 30, 2019) and on the DDTL Commitment Termination Date.  All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)Defaulting Lenders.  Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Interest

.

(a)The outstanding principal amount of the Loans comprising each ABR Borrowing (which shall include each Swing Line Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The outstanding principal amount of the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, automatically upon the occurrence and during the continuation of a Specified Event of Default, the following obligations shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other past due amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)Accrued but unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, on the Revolving Maturity Date and, in the case of Term Loans, on the Term Maturity Date, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued but unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued but unpaid interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Alternate Rate of Interest

.

(a)If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i)the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, or

(ii)the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (y) all such affected Loans shall be converted into ABR Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.

(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) above have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate).  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Increased Costs

.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Other Connection Taxes) on its loans, loan principal, letters of credit commitments or Letters of Credit issued by it, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing, amending or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue or amend any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower, subject to receipt of the certificate contemplated in clause (c) below, will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such

Lender or Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.

(b)If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s liquidity or capital or on the liquidity or capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower, subject to receipt of the certificate contemplated in clause (c) below, will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company (and the basis for such amounts) in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Notwithstanding any other provision of this Section, (i) any Lender or Issuing Bank shall only be permitted to demand compensation for any increased cost or reduction pursuant to this Section 2.15 if such costs would have been otherwise imposed under this Section 2.15 and then only to the extent applicable, and only to the extent such Lender or Issuing Bank is imposing such charges on similarly situated borrowers under comparable other syndicated credit facilities that such Lender or Issuing Bank is a party to as lender or issuing bank (as applicable) and (ii) requests for additional payments under this Section 2.15 in connection with market disruptions shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made such a request.

Break Funding Payments

.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit).  The loss, cost or expense of such Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (excluding, for the avoidance of doubt, the Applicable Rate added to the Adjusted LIBO Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market, it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt of such demand.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any loss, cost or expense incurred suffered more than 180 days prior to the date of the payment of such Eurodollar Loan.  Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

Taxes

.

(a)Except as required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, then the amount payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17(a)) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction been made, (ii) the applicable withholding agent shall make such deduction or withholding, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)Without limiting the provisions of paragraph (a) above but without duplication of any Taxes or amounts payable pursuant to this Section 2.17, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law or at the request of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)Without duplication of any Taxes or additional amounts paid under Section 2.17(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent or such Lender as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(c)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender with a copy to the Administrative

Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by law, or reasonably requested by Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting.  Each Lender shall, whenever documentation previously delivered by it expires or becomes obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.  Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(i), (f)(ii)(A), (f)(ii)(B), (f)(ii)(C), (f)(ii)(D) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such other documentation as required under the Code,

(B)two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of the applicable form provided in Exhibit H (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)to the extent a Foreign Lender is not the beneficial owner, two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, the applicable United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner (provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such partner(s)), or

(E)any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and duly signed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any,  to deduct and withhold from such payment.   Solely for the purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)On or before the date that any Administrative Agent becomes the Administrative Agent hereunder (and from time to time upon the reasonable request of the Borrower), it shall deliver to the Borrower two properly completed and duly signed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in any case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 or the Guarantee Agreement (including by the payment of additional amounts pursuant to this Section 2.17 or the Guarantee Agreement), it shall pay over to the indemnifying party (including, for this purpose, if applicable, an indemnifying Subsidiary Loan Party) an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 or the Guarantee Agreement with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, agrees promptly to repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other person.

(h)The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and the satisfaction or discharge of the Secured Obligations.

(i)For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank or Swing Line Lender and the terms “Requirements of Law” and law shall include FATCA.

Payments Generally; Pro Rata Treatment; Sharing of Setoffs

.

(a)The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16, 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Subject to Section 2.17(a), all such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17(b) and (c) and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as otherwise provided herein, if any payment under any Loan Document is stated to be due on a day that is not a Business Day, the date for such payment shall be extended to the next succeeding Business Day and, in the case of any principal payments, interest thereon shall be payable at the then applicable rate for the period of extension.  If any interest payment on a Eurodollar Loan is stated to be due and payable on a day other than a Business Day, the date for such interest payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be required to be made on the immediately preceding Business Day.  All payments or prepayments of any Loan shall be made in dollars, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee or Participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Mitigation Obligations; Replacement of Lenders

.

(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (other than its rights to payments pursuant to, subject to the obligations and limitations of, Sections 2.15, 2,19 or Section 2.23) to an Eligible Assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder and under any other Loan Documents (including Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a reduction in such compensation or payments thereafter.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Incremental Credit Extensions

.

(a)At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), request (i) one or more additional tranches of term loans and/or increase the principal amount of the Term Loans by requesting new term loan commitments to be added to any existing Term Facility (any such additional tranche or increase, an “Incremental Term Facility”, and the term loans made thereunder, the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Commitments of any existing Revolving Credit Facility (each such increase, an “Incremental Revolving Commitment Increase” and, the revolving loans made thereunder, “Incremental Revolving Loans”; the Incremental Revolving Commitment Increases and the Incremental Term Facilities, collectively, the “Incremental Facilities”); provided that, (A) immediately after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and (B) at the time that any such Incremental Facility is established:

(i)no Event of Default shall have occurred and be continuing (or, solely with respect to any Incremental Facility incurred in connection with a Limited Condition Transaction, (A) no Default or Event of Default shall exist as of the LCT Test Date and (B) no Specified Event of Default shall exist at the time of consummation of the applicable Limited Condition Transaction);

(ii)all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (provided that, to the extent that any such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any such representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects; provided further in connection with any Incremental Facilities incurred in connection with a Limited Condition Transaction, such bring-down of representations and warranties may be limited (to the extent agreed by the Lenders providing such Incremental Facility) only to customary “specified representations” in the applicable documentation governing such Incremental Facilities (it being agreed that the Specified Representations are customary)); and

(iii)the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant (which shall assume that the principal amount of such Incremental Facility is fully drawn), immediately after giving effect to the use of proceeds thereof and all appropriate pro forma adjustments related thereto (but calculated without including the cash proceeds of any such Incremental Term Loans or Incremental Revolving Commitments Loans in the amount of unrestricted cash and Permitted Investments to be netted in the calculation of Total Net Leverage Ratio), recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date (provided, that, to the extent  the proceeds of an Incremental Facility will be used to finance a Limited Condition Transaction, the condition specified in this clause (iii) shall be tested as of the applicable LCT Test Date).

Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time.  Each Incremental Facility shall be in a minimum principal amount of $5.0 million and integral multiples of $100,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $5.0 million if such amount represents all the remaining availability under the Incremental Cap at such time.

(b)The Incremental Facilities shall rank pari passu in right of payment and with respect to security with the Term Loans and Revolving Loans, may not be secured by any assets not securing the Secured Obligations (unless such assets shall substantially concurrently become a part of the Collateral) and may not be Guaranteed by any entity that is not a Loan Party (unless such person shall substantially concurrently become a Loan Party hereunder pursuant to Section 5.11).

(c)Any Incremental Term Facility:

(i)shall not mature earlier than the Latest Maturity Date of any existing Term Facility;

(ii)shall not have a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity of any existing Term Facility (without giving effect to any prepayments);

(iii)shall have an amortization schedule (subject to clause (ii)), and, subject, in the case of any Incremental Term Facility that is an increase to an existing Term Facility, to Section 2.20(e), interest rates (including through fixed interest rates) interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms (subject to clause (g)) and premiums as determined by the Borrower and the lenders of such Incremental Term Facility; provided that in the event that the All-In-Yield for any Incremental Term Loans is greater than the All-In-Yield for the existing Term Loans by more than 0.50% per annum, then the All-In-Yield for the existing Term Loans shall be increased to the extent necessary so that the All-In-Yield for the existing Term Loans is equal to the All-In-Yield for the Incremental Term Loans minus 0.50% per annum (the “MFN Adjustment”); and

(iv)to the extent applicable, shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower; provided that, subject to the first sentence of this Section 2.20(b), clauses (i), (ii) and (iii) above and Section 2.20(f), any Incremental Term Facility that is a separate tranche shall be on terms and pursuant to documentation as determined by the Borrower and the lenders of such Incremental Facility; provided further that, to the extent such terms and documentation are not consistent with those of the existing Term Loans (except to the extent permitted by clauses (i), (ii) and (iii) above and Section 2.20(f)), such terms and documentation shall be reasonably acceptable to the Administrative Agent (except (1) to the extent such terms (but excluding any terms only applicable after the Latest Maturity Date) are more favorable to such lenders than the terms of any applicable existing Term Loans are to the Term Lenders hereunder, to the extent such terms are added for the benefit of the Term Lenders under the Loan Documents, such additions to be subject only to the consent of the Administrative Agent and the Borrower or (2) to the extent such terms are only applicable after the Latest Maturity Date).

(d)Any Incremental Revolving Commitment Increase shall be treated the same, on the exact same terms (including with respect to the maturity date, mandatory commitment reductions and, other than with respect to any upfront fees, interest rates thereof) and pursuant to the exact same documentation (other than the applicable Incremental Facility Amendment) as the Class of Revolving Commitments being increased and shall be considered to be part of the Class of Revolving Commitments being increased under this Agreement.

(e)Any Incremental Term Facility that is an increase to an existing Term Facility shall be treated the same, on the exact same terms (including with respect to the maturity date and, other than with respect to any original issue discounts, upfront fees, interest rates thereof) and pursuant to the exact same documentation (other than the applicable Incremental Facility Amendment) as the Class of Term Loans being increased and shall be considered to be part of the Class of Term Loans being increased under this Agreement.

(f)An Incremental Facility may be incurred under either of clauses (a) or (c) of the definition of “Incremental Cap” in the Borrower’s discretion and, absent an election, to the extent that the incurrence ratio has been satisfied, such incurrence will be deemed to have been made pursuant to clause (c).  Incremental Facilities may be incurred concurrently under both clauses (a) and (c), and proceeds from any such incurrence under both clauses (a) and (c) may be utilized in a single transaction by first calculating the incurrence under clause (c) and then calculating the incurrence under clause (a) and, for the avoidance of doubt, any such incurrence under clause (a) shall be disregarded for purposes of the calculation of the Total Net Leverage Ratio on a Pro Forma Basis for purposes of effectuating the incurrence under clause (c) in such single transaction.

(g)Any Incremental Term Facility that is a separate tranche may provide for the ability to participate on a pro rata basis or less than pro rata basis in any voluntary or mandatory prepayments of the Term Loans, but shall not be on a greater than pro rata basis (other than with respect to prepayments constituting Credit Agreement Refinancing Indebtedness).

(h)Each notice from the Borrower pursuant to this Section shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Facility or Incremental Revolving Commitment Increase.

(i)Commitments in respect of Incremental Term Facilities and Incremental Revolving Commitment Increases pursuant to this Agreement shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  An Incremental Facility may be provided by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facilities or, unless such Lender otherwise agrees in writing, be obligated to provide any Incremental Facilities) or by any Additional Lender.  Incremental Term Loans and Incremental Revolving Loans incurred pursuant to this Agreement shall be “Loans” for all purposes of this Agreement and the other Loan Documents.  The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders).  The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Loans for any purpose not prohibited by this Agreement.

(j)Any Incremental Term Facility that is a separate tranche shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the existing Term Loans (except to the extent permitted by clause (c) above), such terms and documentation shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans); provided, further, that if any Incremental Term Facility contains any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in this Agreement at such time (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans).

(k)This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary and shall be subject to Section 1.06 and Section 1.08.

Refinancing Amendments

; Maturity Extension.

(a)At any time after the Effective Date, provided that no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may obtain, from any Lender and/or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement, in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment.  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10.0 million in the case of Other Term Loans or $5.0 million in the case of Other Revolving Loans and (y) an integral multiple of $1.0 million in excess thereof (unless such amount represents the total outstanding amount of the Refinanced Debt).  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section; provided that, for the avoidance of doubt, no such Refinancing Amendment shall amend, modify or otherwise affect the rights or duties of any Issuing Bank without the prior written consent of such Issuing Bank.  In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b)At any time after the Effective Date, the Borrower and any Lender may agree, by notice to the Administrative Agent (such notice, an “Extension Notice”), and without the consent of any other Lender or the Administrative Agent, to extend the maturity date of such Lender’s Revolving Commitment and/or Term Loans to the extended maturity date stated in such Extension Notice; provided that each Lender with respect to such Class of Loans and/or Commitments being extended shall have been given the reasonable opportunity to have participated in such extension on the same terms and conditions as each other Lender of such Class.

(c)This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Defaulting Lenders

.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, the definition of “Majority in Interest” and Section 9.02.

(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swing Line Lender or each Issuing Bank hereunder; third, to cash collateralize the Defaulting Lender Fronting Exposure of each Issuing Bank; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Swing Line Lender or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any relevant Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive letter of credit fees as provided in Section 2.12(b).  With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding sentence, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Defaulting Lender Fronting Exposure, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Section 2.04 and Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “pro rata share” or “Applicable Percentage”, as applicable, of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)Cash Collateral.  If the reallocation described in Section 2.22(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to (i) such Defaulting Lender’s pro rata share of all outstanding Swing Line Loans minus (ii) any portion of such Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms of Section 2.22(a)(iv) above and (y) second, cash collateralize the Issuing Banks’ Defaulting Lender Fronting Exposure in accordance with the procedures set forth in Section 2.05.

(c)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Illegality

.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund

Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (a) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Notwithstanding any other provision of this Section 2.23, requests for additional payments under this Section 2.23 in connection with market disruptions shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made such a request.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders and the Issuing Banks as of the Effective Date (after giving effect to the consummation of the Transactions) and, to the extent required pursuant to Section 4.02 hereof, as of the date of each other Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 3.01) hereunder and as of the date of each request for the issuance, amendment to increase the face amount or extension of the expiry date of any Letter of Credit, that:

Organization; Powers

.  Each of the Borrower and the Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party, and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdictions) in, and under the laws of, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification.

Authorization; Enforceability

.  The execution, delivery and performance by each Loan Party of its obligations under each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other action of such Loan Party and, if required, action by the holders of such Loan Party’s Equity Interests.  This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will be duly executed and delivered by such Loan Party.  This Agreement constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such

Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Governmental Approvals; No Conflicts

.  The execution, delivery and performance by each Loan Party of its obligations under each of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing (other than routine Tax filings such as IRS Form 1099) with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made (or as will be obtained or made on the Effective Date) and are in full force and effect or (ii) filings necessary to perfect Liens created under the Loan Documents or otherwise required by the Collateral and Guarantee Requirement, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder or (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except, in the case of each of clauses (a), (b)(ii), (c) and (d), to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or such creation or imposition, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Financial Condition; No Material Adverse Effect

.

(a)The Audited Financial Statements fairly present in all material respects the financial condition of the Target and its subsidiaries on a consolidated basis as of the respective dates thereof and their results of operations on a consolidated basis for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The Unaudited Financial Statements (i) were prepared in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Target and its subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)The Borrower has heretofore furnished to the Joint Lead Arrangers the Pro Forma Financial Statements.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the preparer to be reasonable as of the date of preparation thereof, it being understood that the Pro Forma Financial Statements are as to future events and are not to be viewed as facts, the Pro Forma Financial Statements are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular Pro Forma Financial Statements will be realized and that actual results during the period or periods covered by any such Pro Forma Financial Statement may differ significantly from the projected results and such differences may be material.

(d)Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Properties

; Insurance.

(a)

Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including all the Mortgaged Properties), free and clear of all Liens except for Liens permitted by Section 6.02.

(b) The properties of each of the Borrower and the Restricted Subsidiaries are insured as required by Section 5.07 hereof.

Litigation and Environmental Matters

.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Restricted Subsidiary thereof will become subject to any Environmental Liability.

Compliance with Laws and Agreements

.

  Each of the Borrower and the Restricted Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all Contractual Obligations, except, in the case of clauses (b) and (c) of this Section 3.07, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Investment Company Status

.  No Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended from time to time.

Taxes

.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary thereof (a) have filed or caused to be filed all Tax returns and reports required to have been filed by them and (b) have paid or caused to be paid all Taxes payable by them levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary thereof, as the case may be, has set aside on its books adequate reserves in relation thereto in accordance with GAAP.

(b)

There is no currently proposed Tax assessment, Tax deficiency or other claim for Taxes against the Borrower or any Subsidiary, in each case, proposed by a Governmental Authority and received by the Borrower or its Subsidiaries, except (i) those being actively contested by a Loan Party or such Subsidiary in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been set aside on its books in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

ERISA

.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws.

(b)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) neither the Borrower, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Foreign Plan has been maintained, funded and administered in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.

Disclosure

.

(a) The written information and written data (to the knowledge of the Borrower with respect to information provided by or relating to the Target and its subsidiaries prior to the Effective Date) (other than projections, budgets, estimates, forecasts, pro forma data and other forward-looking information and other than information of a general economic or general industry nature) provided directly or indirectly to the Administrative Agent or the Lenders by, or on behalf of, any Loan Party in connection with the Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

(b)The written pro forma financial projections of the Borrower and its Subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) for fiscal year 2018 and for each fiscal year thereafter were or will be prepared in good faith based upon assumptions that were or will be believed by the preparer thereof to be reasonable at the time such pro forma financial projections were or are prepared; it being understood that (i) any such projected financial information is as to future events and is not to be viewed as facts, (ii) any such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and (iii) that no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered by any such projected financial information may vary from actual results and such variations could be material.

(c)As of the Effective Date, if the Borrower is required to deliver a Beneficial Ownership Certification pursuant to the Beneficial Ownership Regulation, the information included in such Beneficial Ownership Certification is true and correct in all respects.

Subsidiaries

.  As of the Effective Date, Schedule 3.12 sets forth the name of and the ownership interest of each direct or indirect Subsidiary of the Borrower.

Intellectual Property; Licenses, Etc.

  The Borrower and the Restricted Subsidiaries own, or possess the right to use, all of the IP Rights that are material for the operation of their respective businesses, without infringement of the IP Rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the IP

Rights is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect.

Solvency

.  On the Effective Date, immediately after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.  For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Senior Indebtedness

.  The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.

Federal Reserve Regulations

.  None of the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Use of Proceeds

. The Borrower will use:

(a)the proceeds of (i) the Term Loans made on the Effective Date, together with the proceeds from the Equity Contribution, solely to finance the Effective Date Refinancing, to pay a portion of the consideration in connection with the Effective Date Acquisition, and to pay Transaction Costs and (ii) the Revolving Loans made on the Effective Date to finance (x) any original issue discount or upfront fees payable pursuant to the Fee Letter and required to be funded on the Effective Date with respect to the Loans, and (y) in an amount not to exceed $5.0 million in the aggregate, Transaction Costs and any working capital needs in excess of average working capital;

(b)the proceeds of the Revolving Loans and Swing Line Loans made after the Effective Date to finance the working capital needs of the Borrower and the Restricted Subsidiaries and for general corporate purposes of the Borrower and the Restricted Subsidiaries and for any other purpose not prohibited by the Loan Documents (including for Permitted Acquisitions, Investments and Restricted Payments, in each case, permitted under the Loan Documents);

(c)any Letters of Credit issued after the Effective Date to finance the working capital needs of the Borrower and the Restricted Subsidiaries and for general corporate purposes of the Borrower and the Restricted Subsidiaries;

(d)the proceeds of any DDT Loans to finance Permitted Acquisitions and to pay fees, costs and expenses incurred in connection therewith; and

(e)the proceeds of any Incremental Term Loans to finance Permitted Acquisitions, Investments and Restricted Payments and other transactions not prohibited under the Loan Documents, and to pay fees, costs and expenses incurred in connection therewith and otherwise for general corporate purposes; and

(f)the proceeds of any Credit Agreement Refinancing Indebtedness to refinance the Loans and/or Commitments in accordance with the terms of this Agreement.

Labor Matters

.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending.

Security Documents

.  Except as otherwise contemplated hereby or under any other Loan Documents, and subject to the last paragraph of Section 4.01, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to Administrative Agent of any pledged Collateral required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien to the extent a Lien thereon may be created under the UCC or otherwise under U.S. law and a perfected, first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the Requirements of Law.

Sanctions

, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)None of the Borrower or any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees, agents or Affiliates is a Sanctioned Person.

(b)The Borrower, its Subsidiaries and their respective directors, and officers, and, to the knowledge of the Borrower, their respective employees and agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.  The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

Deposit and Disbursement Accounts

.  Schedule 3.21 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Effective Date, and such Schedule correctly identifies the name and address of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

EEA Financial Institution

(a).  Neither the Borrower nor any of its Subsidiaries is an EEA Financial Institution.

ARTICLE IV

Conditions

Effective Date

.  The obligations of each of the Lenders to make its Loans and of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date is subject only to prior or concurrent satisfaction of the following conditions (or waiver thereof by the Joint Lead Arrangers), subject in all respects to the last paragraph of this Section 4.01:

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Baker Botts, New York, Texas, and Delaware counsel for the Loan Parties, and (ii) each local counsel listed on Schedule 4.01(b), in each case, in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(c)The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in clauses (i)-(iii) of paragraph (d) of this Section 4.01.

(d)The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)The Administrative Agent shall have received all fees and other amounts pursuant to the Fee Letter that are due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days (or such shorter period as the Borrower may agree) prior to the Effective Date, reimbursement or payment of all reasonable, documented and invoiced out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel, subject to Section 9.03(a) and the terms of the Commitment Letter) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)Subject to the last paragraph of this Section 4.01 and Section 5.14, the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(g)Certificates of insurance shall be delivered to the Administrative Agent evidencing the existence of insurance to be maintained by the Borrower and its Subsidiaries pursuant to Section 5.07 and, if applicable, subject to Section 5.14, the Administrative Agent shall have received endorsements designating the Administrative Agent as an additional insured and lender’s loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to deliver such certificates and endorsements, such certificates and endorsements have not been delivered as of the Effective Date, such endorsements shall be delivered as promptly as practicable after the Effective Date in accordance with Section 5.14).

(h)The Joint Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements, the Pro Forma Financial Statements, and a quality of earnings report with respect to Target from Ernst & Young dated as of January 2, 2019, which the Joint Lead Arrangers acknowledge was received on January 7, 2019.

(i)The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, in the case of Specified Representations or Specified Purchase Agreement Representations qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) in accordance with the last paragraph of this Section 4.01.

(j)The Effective Date Acquisition shall have been consummated, or substantially simultaneously with the Borrowing of the Initial Term Loans on the Effective Date shall be consummated, in all material respects in accordance with the terms of the Effective Date Purchase Agreement, without giving effect to any amendments, consents or waivers by the Borrower thereto that are materially adverse to the Lenders or the Joint Lead Arrangers (in their respective capacities as such), without the prior consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned and, provided that the Joint Lead Arrangers shall be deemed to have consented to such modification, amendment, supplement, consent, waiver or request unless they shall have objected thereto within five (5) Business Days after receipt by each Joint Lead Arranger of written notice of such modification, amendment, supplement, consent waiver or request) (it being understood and agreed that (i) any reduction in the purchase price of, or consideration for, the Effective Date Acquisition shall not be considered materially adverse to the interests of the Lenders or the Joint Lead Arrangers so long as any such reduction is applied to reduce the Equity Contribution and the Initial Term Loans on a ratable basis; (ii) any increase in the purchase price of, or consideration for the Effective Date Acquisition shall not be considered materially adverse to the Lenders or the Joint Lead Arrangers to the extent that any such increase is not funded with additional indebtedness (other than Revolving Loans); and (iii) any amendment or modification to, waiver of or consent under the definition of “Material Adverse Effect” in the Effective Date Purchase Agreement shall be considered materially adverse to the interests of the Lenders and the Joint Lead Arrangers.

(k)Substantially simultaneously with the Borrowing of the Initial Term Loans, the Effective Date Refinancing shall be consummated.

(l)The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit F from a Financial Officer of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(m)Substantially simultaneously with the funding of the Initial Term Loans on the Effective Date, the Specified Investor will make, directly or indirectly, new cash equity contributions (the “Equity Contribution”) to the Borrower in the form of perpetual accruing convertible preferred equity in an aggregate amount equal to at least $100.0 million in gross proceeds (subject to any reduction therefrom in accordance with clause (i) of Section 4.01(j)) pursuant to that certain Investment Agreement dated as of January 14, 2019, among the Specified Investor and the Borrower (the “Investment Agreement”).

(n)The Administrative Agent and the Joint Lead Arrangers shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information about the

Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent or the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation (if applicable).

(o)The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions referred to in Sections 4.01(i) and 4.01(q).

(p)With respect to AR Topco, LLC, and its subsidiaries, there shall not have occurred a Target Material Adverse Effect.

(q)With respect to the Borrower and its Subsidiaries (other than the Target), taken as a whole, since December 31, 2017, there shall not have occurred any Material Adverse Effect.

(r)The Administrative Agent and, if applicable, the relevant Issuing Bank, shall have received, at least one Business Day prior to the Effective Date, a Borrowing Request and, if applicable, a notice requesting the issuance of a Letter of Credit (or the amendment or replacement thereof).

Without limiting the generality of the provisions of Section 8.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Notwithstanding anything in this Agreement, any other Loan Document or any other documentation governing the Transactions to the contrary, (a) the only representations the accuracy of which will be a condition to the availability and funding of the Initial Term Loans and Revolving Loans on the Effective Date will be (i) the Specified Purchase Agreement Representations and (ii) the Specified Representations, and (b) the terms of the Loan Documents will be such that they do not impair the availability and funding of the Initial Term Loans and Revolving Loans on the Effective Date if the conditions set forth in this Section 4.01 are satisfied (it being understood that (I) to the extent any Lien on any Collateral (other than any Lien on any Collateral that may be perfected by satisfying the Perfection Requirements) is not perfected on the Effective Date after the Loan Parties’ use of commercially reasonable efforts to do so without undue burden or expense, the perfection of such Liens will not constitute a condition precedent to the availability or funding of the Initial Term Loans and Revolving Loans on the Effective Date, but such Liens will be required to be perfected after the Effective Date pursuant to Section 5.14 and (II) there are no conditions (express or implied) to the availability and funding of the Initial Term Loans on the Effective Date, including compliance with the terms of any Loan Documents, other than those that are expressly set forth in this Section 4.01, and such conditions shall be subject in all respects to the provisions of this paragraph).

Credit Extensions

.  After the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend to increase the face amount of or extend the expiration date of any Letter of Credit is subject to receipt of the request therefor in accordance herewith and to the prior or concurrent satisfaction (or due waiver in accordance with Section 9.02) of each of the following conditions (provided that, in the case of any Incremental Facility incurred in connection with a Limited Condition Transaction, such conditions shall be limited as set forth in Section 2.20(a)):

(a)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of such issuance, amendment or extension, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be; provided further that, in connection with any Loan under an Incremental Facility made in connection with a Limited Condition Transaction, the condition specified in this clause (a) may be limited to the extent specified in Section 2.20.

(b)At the time of and immediately after giving effect to such Borrowing or such issuance, amendment or extension, as the case may be, no Default or Event of Default shall have occurred and be continuing (provided that, solely with respect to any Loan under an Incremental Facility made in connection with a Limited Condition Transaction, the condition specified in this clause (b) may be limited to the extent specified in Section 2.20).

(c)The Administrative Agent and, if applicable, the relevant Issuing Bank, shall have received a Borrowing Request or notice requesting the issuance of a Letter of Credit (or the amendment or extension thereof) in accordance with the requirements of Section 2.03 or Section 2.05(b), as applicable.

Each Borrowing after the Effective Date (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment to increase the face amount or extension of the expiration date of a Letter of Credit (other than any Borrowing or issuance of Letter of Credit on the Effective Date) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) of this Section 4.02.

Conditions to DDT Loans

.  The obligation of each DDTL Lender to make a DDT Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the prior or concurrent satisfaction (or due waiver in accordance with Section 9.02) of the conditions specified in Section 4.02 and each of the following conditions:

(a)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the funding of any DDT Loan, including, to the extent invoiced at least three Business Days (or such shorter period as the Borrower may agree) prior to the funding of any DDT Loan, reimbursement or payment of all reasonable, documented and invoiced out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel, subject to Section 9.03(a)) required to be reimbursed or paid by any Loan Party under any Loan Document.

(b)Immediately after giving effect to any DDT Loans on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, shall not exceed 4.25:1.00, and the Administrative Agent shall have received a certificate setting forth in reasonable detail such calculation.

ARTICLE V

Affirmative Covenants

From the Effective Date until the Termination Date, the Borrower covenants and agrees with the Administrative Agent and the Lenders and the Issuing Banks that:

Financial Statements and Other Information

.  The Borrower will furnish to the Administrative Agent, for prompt delivery to each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (excluding any items for which there are no corresponding figures for periods prior to the Effective Date), all reported on by independent public accountants of recognized national standing (or such other independent public accountants reasonably acceptable to the Administrative Agent), without any qualification or exception as to “going concern” (or any like qualification or exception) or the scope of the audit (other than any “going concern” or like qualification or exception with respect to, or resulting from, (A) the maturity of the Loans hereunder within the next 12 months or (B) an impending breach of the Financial Performance Covenant), to the effect that such consolidated financial statements present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year in accordance in all material respects with GAAP consistently applied, except as otherwise noted therein and except as may be necessary to reflect any other organizational structure prior to consummation of the Transactions on the Effective Date;

(b)within  45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2019), the unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (excluding any items for which there are no corresponding figures for periods prior to the Effective Date), all certified by a Financial Officer as presenting fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis for such fiscal quarter in accordance in all material respects with GAAP consistently applied, except as otherwise noted therein and except as may be necessary to reflect any other organizational structure prior to consummation of the Transactions on the Effective Date, subject to normal year-end audit adjustments and the absence of footnotes;

(c)simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, if applicable, an internally prepared management summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)not later than five Business Days after delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (a “Compliance Certificate”) (i) certifying as to whether a Default or an Event of Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(ii) setting forth reasonably detailed calculations (x) demonstrating compliance with the Financial Performance Covenant (if required to be tested as of such date) and (y) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2019, of Excess Cash Flow for such fiscal year and (iii) setting forth (x) reasonably detailed calculations of the Available Amount as of the last day of the fiscal quarter or fiscal year, as the case may be, covered by such financial statements or stating that there has been no change to such amount since the date of delivery of the most recent Compliance Certificate delivered hereunder and (y) a list identifying each Subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary and identifying any Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary, in each case, as of the date of delivery of such Compliance Certificate, or confirming that there has been no change in such information since the date of delivery of the most recent Compliance Certificate delivered hereunder;

(e)[reserved];

(f)not later than 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its Subsidiaries for such fiscal year (in form consistent with the lender projection model delivered to the Joint Lead Arrangers on or about December 28, 2018);

(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower, any Restricted Subsidiary or any of their respective Subsidiaries with the SEC or with any national securities exchange; and

(h)promptly following any request therefor, (i) such other information regarding the business, operations, business affairs and financial condition of the Borrower or any of the Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing and (ii) information and documentation reasonably requested by the Administrative Agent on its own behalf or on behalf of any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws (including, without limitation, with respect to any change in the information provided in the Beneficial Ownership Certification).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC, in each case, to the extent that information contained in such Form 10-K or 10-Q (or the equivalent) satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be (including, for the avoidance of doubt, that to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (or such other independent public accountants reasonably acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than as expressly permitted to be contained therein under paragraph (a) of this Section 5.01) or any qualification or exception as to the scope of such audit).

Documents required to be delivered pursuant to Section 5.01(a), (b), or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(e)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet website (including the website of the Securities and Exchange Commission at http://www.sec.gov) to which the Administrative Agent and the Lenders have access; provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents delivered pursuant to Section 5.01(a) or (b) and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notices of Material Events

.  Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent) written notice of the following:

(a)the occurrence of any Default or Event of Default;

(b)to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary or the receipt of a notice of an Environmental Liability, in each case, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(d)any other development that has, or would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth a summary of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Information Regarding Collateral

.  The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days after the occurrence thereof or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

Existence; Conduct of Business

.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property, except to the extent (other than with respect to the preservation of the existence of the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Payment of Taxes, Etc.

.  The Borrower will, and will cause each Subsidiary to, pay its obligations and its liabilities in respect of Taxes imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except to the extent (i) any such Taxes are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP or (ii) the failure to make such payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Maintenance of Properties

.  The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Insurance

.

(a)The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Administrative Agent, upon its reasonable request, information presented in reasonable detail as to the insurance so carried.  Subject to Section 5.14, each such policy of insurance shall (i) in the case each general liability policy (other than (x) any pollution legal liability policy, representation and warranty policy, directors and officers policies, workers compensation policies and business interruption insurance and (y) any other policies with respect to which such endorsements are not customary), name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty or property insurance policy (other than (x) any property policy that provides coverage exclusively for any property of the Loan Parties which is not Collateral or business interruption policy and (y) any other policies with respect to which such endorsements are not customary), contain a lender’s loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Lenders as the lender’s loss payee or mortgagee thereunder.

(b)Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), maintain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws.  Following the Effective Date, the Borrower shall deliver to the Administrative Agent annual renewals of each such flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable.  In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

Books and Records; Inspection and Audit Rights

.  The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or any Restricted Subsidiary, as the case may be.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours; provided that, if no Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided further that (a) when an Event of Default exists and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may exercise such visitation and inspection rights at the expense of the Borrower at any time during normal business hours and upon reasonable prior notice, and any Lender may accompany the Administrative Agent at its own expense, (b) the Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants, (c) so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be required to reimburse the Administrative Agent for the cost of any environmental inspection, except for one Phase I Environmental Site Assessment and, if necessary, one Phase II Environmental Site Assessment for any Mortgaged Property in any 24-month period, and (d) prior to any visit or inspection by the Administrative Agent, any representative thereof shall have agreed in writing to comply with confidentiality provisions substantially similar to those set forth in this Agreement or shall otherwise be bound by professional ethics rules or regulations or agreements that require such representative to maintain confidentiality generally.

Compliance with Laws

.  The Borrower will, and will cause each Restricted Subsidiary to (a) comply with its Organizational Documents, all Requirements of Law (including Environmental Laws and Communications Laws) and all rules, regulations and orders applicable to it, its property and operations, (b) maintain in effect all governmental approvals or authorizations required to conduct its business, and (c) file any reports and applications and pay any regulatory, filing or other fee, except in each case of the foregoing clauses (a), (b) and (c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.

Use of Proceeds

and Letters of Credit; Margin Regulations.  The Borrower will use the proceeds of the Initial Term Loans and the Revolving Loans made on the Effective Date for the purposes set forth in Section 3.17.  The Borrower will use the proceeds of the Term Loans, the Letters of Credit issued after the Effective Date and the proceeds of the Revolving Loans and Swing Line Loans drawn after the Effective Date for the purposes set forth in Section 3.17. The Borrower will use the proceeds of (i) any Incremental Facilities for working capital or any other purpose not prohibited by this Agreement and (ii) any Credit Agreement Refinancing Indebtedness to refinance the Loans and/or Commitments in accordance with the terms of this Agreement. The Borrower will not, directly or indirectly, use any part of the proceeds of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.  In addition, no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Additional Subsidiaries

.

(a)If (i) any additional Restricted Subsidiary is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, the Borrower will (x) within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion)

after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof and (y) cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by any Loan Party (to the extent such Equity Interest or Indebtedness does not constitute an Excluded Asset) within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree).

(b)Within 30 days (or such longer period as the Administrative Agent may reasonably agree) after the Borrower identifies any new Material Subsidiary pursuant to Section 5.01(d) that is not an Excluded Subsidiary, all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall be taken with respect to such Subsidiary.

Further Assurances

.

(a)The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders (acting through the Administrative Agent) may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)If after the Effective Date, any material assets (other than Excluded Assets), including any owned (but not leased or ground leased) Material Real Property or improvements thereto or any interest therein, are acquired or otherwise held by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

Designation of Subsidiaries

.  The Borrower may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that no Subsidiary may be designated as an Unrestricted Subsidiary hereunder if, upon such designation hereunder, it is a “Restricted Subsidiary” for the purpose of any other Indebtedness under which a Loan Party or any Restricted Subsidiary hereunder is obligated that is secured by a Lien on Collateral on a pari passu basis with, or that is subordinated or junior to, the Lien on such Collateral that secures the Secured Obligations (it being understood and agreed that, in addition, no Subsidiary may be designated as an “Unrestricted Subsidiary” for the purpose of any such other Indebtedness if, upon such designation thereunder, it is a Restricted Subsidiary hereunder); provided further that (a) both immediately prior to such designation and any related transactions and on a Pro Forma Basis, immediately after giving effect to such designation and any related transactions, no Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation and any related transactions, the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of such designation, and immediately after giving effect thereto on a Pro Forma

Basis, (x) (A) the Consolidated Total Assets of such Subsidiary as of the last day of any fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, exceeds 5% of the aggregate Consolidated Total Assets of the Borrower and its Subsidiaries, on a consolidated basis, for such Test Period and (B) the Consolidated Total Assets of all Unrestricted Subsidiaries as of the last day of any fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, exceeds 15% of the aggregate Consolidated Total Assets of the Borrower and its Subsidiaries, on a consolidated basis, for such Test Period and (y) (A) the revenues of such Subsidiary as of the last day of any fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, exceeds 5% of the aggregate consolidated revenues of the Borrower and its Subsidiaries, on a consolidated basis, for such Test Period and (B) the revenues of all Unrestricted Subsidiaries as of the last day of any fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, exceeds 15% of the aggregate consolidated revenues of the Borrower and its Subsidiaries, on a consolidated basis, for such Test Period, (d) no Unrestricted Subsidiary, once designated as a Restricted Subsidiary, may thereafter be re-designated as an Unrestricted Subsidiary, and (e) no Subsidiary may be designated as an Unrestricted Subsidiary unless such Subsidiary is also designated as an “Unrestricted Subsidiary” under the terms of any other Material Indebtedness of the Borrower or its Restricted Subsidiaries outstanding at such time.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or the Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time (to the extent assumed) and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or the Subsidiary’s (as applicable) Investment in such Subsidiary.  Notwithstanding the foregoing, the Borrower will not designate any Restricted Subsidiary that owns Material IP as an Unrestricted Subsidiary.

Certain Post-Closing Obligations

.  The Borrower will, and will cause each other Loan Party to, take each of the actions described on Schedule 5.14, notwithstanding anything to the contrary contained herein or in any other Loan Document with respect to any such action, in each case, in the form or manner specified thereon, and no later than the dates specified thereon (or such later dates as may be agreed by the Administrative Agent in its reasonable discretion).  All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described on Schedule 5.14 within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Loan Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.14.

ARTICLE VI

Negative Covenants

From the Effective Date until the Termination Date, the Borrower covenants and agrees with the Administrative Agent, the Lenders and the Issuing Banks that:

Indebtedness; Certain Equity Securities

.

(a)The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness of the Borrower and any of the Subsidiary Loan Parties under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21);

(ii)Indebtedness outstanding on the Effective Date (after giving effect to the consummation of the Transactions on the Effective Date) and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii)Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary not prohibited by this Agreement; provided that any such Guarantee by any Loan Party of the Indebtedness or other obligations of any Restricted Subsidiary that is not a Loan Party shall otherwise be permitted by Section 6.04; provided further that, (A) no Guarantee by any Restricted Subsidiary of any Subordinated Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable (taken as a whole) to the Lenders as those contained in the subordination of such Indebtedness;

(iv)Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, to the extent resulting from an Investment permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated in all respects to the Loan Document Obligations pursuant to the Intercompany Note (or otherwise subject to subordination terms reasonably satisfactory to the Administrative Agent);

(v)(A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 180 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed $10.0 million;

(vi)Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii)any secured or unsecured loans incurred or notes issued by the Borrower in lieu of the Incremental Facilities (such loans and notes, “Incremental Equivalent Debt”); provided that (i) such loans and notes shall be subject to terms and conditions consistent with the Incremental Facilities (except that, to the extent secured, such loans and notes shall be permitted up to an aggregate unlimited amount subject to pro forma compliance with a Total Net Leverage Ratio of not greater than 4.00:1.00, calculated on a pro forma basis and without netting the unutilized cash proceeds from such indebtedness, assuming the full amount of such indebtedness has been drawn), (ii) such Incremental Equivalent Debt, if secured, is secured on a pari passu or junior basis with the Lien securing the Obligations, by only the Collateral and subject to an intercreditor agreement satisfactory to the Administrative Agent and the Borrower and is not guaranteed by any Persons other than the Guarantors, (iii) to the extent such Incremental Equivalent Debt is in the form of term loans or notes that rank pari passu basis with the Term Loans in right of payment and with respect to security, the MFN Adjustment shall apply;

(viii)[reserved];

(ix)Indebtedness representing deferred compensation owed to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(x)[reserved];

(xi)Indebtedness constituting indemnification obligations or obligations in respect of purchase price adjustments, working capital adjustments, non-compete, consulting and other similar obligations incurred in any Permitted Acquisition, the Effective Date Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xii)Indebtedness consisting of earn-out obligations, seller notes or other contingent deferred purchase price obligations, in each case, incurred in connection with any Permitted Acquisition, the Effective Date Acquisition, or any other Investment permitted hereunder; provided that the aggregate principal amount of Indebtedness outstanding under this clause (xii) in relation to seller notes shall not exceed $10.0 million at any time;

(xiii)Indebtedness in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts, including Cash Management Obligations and vendor incentive, supplier finance or similar programs;

(xiv)additional Indebtedness of the Borrower and the Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $10.0 million;

(xv)Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements and/or (C) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(xvi)Indebtedness and obligations in respect of workers’ compensation insurance, unemployment insurance (including premiums related thereto), property, casualty or liability insurance or self-insurance and similar obligations, and other types of social security, pension obligations, vacation pay, health, disability or other employee benefits in the ordinary course of business consistent with past practice;

(xvii)Indebtedness (a) in respect of commercial and trade letters of credit (including reimbursement obligations with respect to any such letters of credit) in the ordinary course of business consistent with past practice, (b) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, workers’ compensation claims, performance or completion guarantees, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, and (c) in respect of letters of credit (including reimbursement obligations with respect to letters of credit), bank guarantees, bankers’ acceptances, performance, bid, appeal and surety bonds, performance and completion guarantees, or similar obligations, in each case, in the ordinary course of business or consistent with past practice;

(xviii)Indebtedness of the Borrower or any Restricted Subsidiary, so long as (A) immediately after giving effect to any such Indebtedness on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, shall not exceed 4.00:1.00, (B) such Indebtedness complies with the applicable Required Additional Debt Terms, and (C) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Loan Party, the aggregate principal amount of such Indebtedness (the “Non-Loan Party Ratio Debt”) at any time outstanding shall not exceed the difference of (x) $10.0 million minus (y) any outstanding Non-Loan Party Acquisition Debt;

(xix)Indebtedness of the Borrower or any Restricted Subsidiary incurred and/or assumed in connection with a Permitted Acquisition; so long as (A) before and immediately after giving effect thereto, no Event of Default has occurred and is continuing, (B) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Loan Party (the “Non-Loan Party Acquisition Debt”), the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the difference of (x) $10.0 million minus (y) any Non-Loan Party Ratio Debt, (C) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition and not be secured by any Collateral, (D) if such Indebtedness is incurred (as opposed to assumed), such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (unless such Person shall substantially concurrently with the incurrence of such Indebtedness become a Loan Party hereunder pursuant to Section 5.11), (E) the Total Net Leverage Ratio (calculated on a on a pro forma basis, assuming the full amount of such Indebtedness is drawn and without netting the unutilized cash proceeds of such Indebtedness) for the most recently ended Test Period shall not exceed 4.00:1.00, (F) if such Indebtedness is secured on a pari passu or junior Lien basis with the Secured Obligations, to the extent such Liens are on Collateral securing the Secured Obligations, (1) the beneficiaries thereof (or an agent on their behalf) shall have entered into a customary intercreditor agreement on then prevailing market terms and reasonably acceptable to the Administrative Agent and (2) to the extent such Indebtedness is in the form of term loans pari passu in right of payment and security with the Secured Obligations, the MFN Adjustment shall apply, and (G) such Indebtedness does not mature earlier than the Latest Maturity Date and such Indebtedness does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans;

(xx)additional Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of such Indebtedness outstanding in reliance on this clause (xx) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, $10.0 million;

(xxi)Credit Agreement Refinancing Indebtedness incurred in accordance with the terms of this Agreement and any Permitted Refinancing thereof;

(xxii)to the extent constituting Indebtedness, obligations under the Effective Date Purchase Agreement and the other documents in connection therewith governing the Effective Date Acquisition;

(xxiii)the Series A Preferred Stock, including any Series A Preferred Stock issued in connection with the conversion of the Series B Preferred Stock, paid-in-kind through dividends or whose value accreted according to the terms thereof;

(xxiv)the Series B Preferred Stock; and

(xxv)all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest with respect to Indebtedness permitted hereunder.

(b)The Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests.

Liens

.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)Liens created under the Loan Documents;

(ii)Permitted Encumbrances;

(iii)Liens existing on the Effective Date and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(ii) and (2) proceeds and products thereof, accessions, replacements or additions thereto and improvements thereon, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except for accessions to such property and the proceeds and the products thereof) and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its affiliates;

(v)leases, non-exclusive licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi)Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness (including accrued interest and redemption premiums payable on such Indebtedness) pending the application of such proceeds to finance such transaction;

(vii)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions or (C) consisting of bankers Liens or rights and remedies as to deposit accounts;

(viii)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party that is permitted under Section 6.01;

(x)Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of another Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi)Liens existing on assets at the time of their acquisition or existing on the assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case, after the Effective Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof, accessions, replacements or additions thereto and improvements thereon) and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(xix);

(xii)any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiii)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business or by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(xiv)Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(xviii)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)Liens on the Collateral (subject, to the extent applicable and required hereunder, to an appropriate intercreditor agreement) securing (A) Credit Agreement Refinancing Indebtedness, (B) Incremental Equivalent Debt, (C) Ratio Debt, and (D) Acquisition Debt;

(xx)Liens on cash or Permitted Investments arising in connection with the defeasance, discharge or redemption of Indebtedness;

(xxi)(i) Liens on Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries;

(xxii)Liens in connection with (A) Swap Agreements permitted under Section 6.01(a)(vi) and (B) Cash Management Obligations and other obligations permitted under Section 6.01(a)(xiii);

(xxiii)other Liens; provided that, at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof), the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxiii) shall not exceed $5.0 million at any time; and

(xxiv)Liens securing Indebtedness incurred pursuant to Section 6.01(a)(iii) (to the extent the underlying Indebtedness or other obligations being Guaranteed are permitted to be secured), Section 6.01(a)(iv), subject to the limitations set forth therein with respect to such Indebtedness, and Indebtedness incurred pursuant to Section 6.01(a)(xx).

Fundamental Changes

.

(a)The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, except that:

(i)any Restricted Subsidiary may merge, consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) in the case of any Restricted Subsidiary, any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging, consolidating or amalgamating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04 (other than Section 6.04(c));

(ii)(A) any Restricted Subsidiary that is not a Loan Party may merge, consolidate or amalgamate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be (or must substantially concurrently become) a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)the Borrower may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower, which shall comply with the requirements of Sections 5.11 and 5.12;

(v)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries shall comply with the requirements of Sections 5.11 and 5.12 and, if the other party to such transaction is not a Loan Party, no Event of Default exists immediately after giving effect to such transaction; and

(vi)any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05 (other than Section 6.05(e)); provided that if the other party to such transaction is not a Loan Party, no Event of Default exists immediately after giving effect to the transaction.

(b)The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date and businesses activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Investments, Loans, Advances, Guarantees and Acquisitions

.  The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)Permitted Investments;

(b)loans or advances to employees, directors, members of management, officers, managers or consultants or independent contractors of the Borrower and the Restricted Subsidiaries (i) for

reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $2.5 million;

(c)Investments (i) by the Borrower or any Restricted Subsidiary in the Borrower or any Subsidiary Loan Party (excluding any new Restricted Subsidiary that becomes a Subsidiary Loan Party pursuant to such Investment), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that the aggregate outstanding amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries that are not Loan Parties shall not exceed $15.0 million during the term of this Agreement, (B) in any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Restricted Subsidiary or (C) constituting Guarantees of Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties, and (v) by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party;

(d)Investments (i) consisting of extensions of trade credit, including extensions of credit in the nature of accounts receivable or notes receivable, and accommodation guarantees, (ii) constituting deposits, prepayments and/or other credits to suppliers, (iii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iv) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business consistent with past practice;

(e)Investments (i) existing or contemplated on the Effective Date (after giving effect to the consummation of the Transactions on the Effective Date) and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f)Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)Permitted Acquisitions; provided that the aggregate amount of consideration paid by the Borrower or any other Loan Party after the Effective Date in reliance on this Section 6.04(h) (together with any Investments made in Subsidiaries that are not Loan Parties pursuant to Section 6.04(c)(iii)(A)) for Permitted Acquisitions for any Restricted Subsidiary that shall not be, or, after giving effect to such Permitted Acquisition, shall not become, a Loan Party and for any assets that shall not be, or, after giving effect to such Permitted Acquisition, shall not become, Collateral, shall not at any time exceed the Non-Loan Party Investment Amount;

(i)the Effective Date Acquisition and any related intercompany Investments occurring in connection with, or in order to consummate, the Effective Date Acquisition and the other Transactions;

(j)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(k)Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of suppliers and customers, (y) in settlement of delinquent obligations of, or other disputes with, customers and suppliers, or (z) upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)[reserved];

(m)additional Investments in an aggregate outstanding amount not to exceed the Available Amount as of such date; provided that (1) at the time any such Investment is made, no Event of Default has occurred and is continuing or would result therefrom, (2) immediately after giving effect to any such Investment on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, shall not exceed 3.75:1.00, and (3) in the case of any such Investment in excess of $2.5 million, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth a reasonably detailed calculation of the Available Amount (for prompt delivery to the Lenders) immediately after giving Pro Forma Effect to the consummation of such Investment, together with such other relevant financial information in connection with such calculation as the Administrative Agent may reasonably request;

(n)advances of payroll payments or other compensation to employees, directors, members of management, officers, managers or consultants of the Borrower or its Restricted Subsidiaries to the extent such payments or other compensation relate to services provided to the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(o)[reserved];

(p)Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Restricted Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Restricted Subsidiary after the Effective Date (provided that, if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Restricted Subsidiary or Person shall comply with the requirements of this Section 6.04), in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)receivables (other than in respect of Indebtedness for borrowed money) owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r)non-cash Investments in connection with tax planning and reorganization activities; provided that, in the reasonable judgment of the Administrative Agent (following consultation with the Borrower), after giving effect to any such activities, the security interests of the Collateral Agent in the Collateral, taken as a whole, would not be materially impaired;

(s)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(t)[reserved];

(u)Investments consisting of Indebtedness permitted by Section 6.01, Liens permitted by Section 6.02, mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions made pursuant to Section 6.03 or Section 6.05, Restricted Payments and Repayments made pursuant to Section 6.07 and transactions with Affiliates entered into pursuant to Section 6.09;

(v)[reserved];

(w)additional Investments; provided that, at the time any such Investment is made, no Event of Default has occurred and is continuing or would result therefrom, and immediately after giving effect to such Investment on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, is less than or equal to 3.00:1.00;

(x)additional Investments after the Effective Date in an aggregate amount not to exceed $10.0 million during the term of this Agreement; and

(y)Guarantees of leases (other than Capitalized Leases) or of other obligations not constituting Indebtedness in favor of suppliers, customers, franchisees and licensees of the Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business.

Notwithstanding the foregoing or anything to the contrary in the Loan Documents, the Borrower will not, and will not permit any Subsidiary to, contribute (or otherwise transfer) any Material IP owned by a Loan Party to a Subsidiary that is not a Loan Party (including any Unrestricted Subsidiary).

Asset Sales

.  The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04) (each, a “Disposition”), except:

(a)Dispositions of obsolete damaged, used, surplus or worn out property, whether now owned or hereafter acquired, and Dispositions of property that, in the reasonable judgment of the Borrower, is no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b)Dispositions of inventory and other assets in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted

Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)Dispositions and other transactions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments and Repayments permitted by Section 6.07, Liens permitted by Section 6.02 and transactions with Affiliates permitted by Section 6.08;

(f)Dispositions pursuant to sale-leaseback transactions permitted by Section 6.06 of property acquired by the Borrower or any of the Restricted Subsidiaries after the Effective Date or owned by the Borrower or any Restricted Subsidiary as of the Effective Date; provided that the Net Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.11(c);

(g)Dispositions of Permitted Investments;

(h)[reserved];

(i)leases, subleases, non-exclusive licenses or sublicenses (including the provision of software under an open source license) that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(j)Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding); provided that the Net Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.11(c);

(k)Dispositions of property (including the sale or issuance of Equity Interests of a Restricted Subsidiary) to Persons other than the Borrower and the Restricted Subsidiaries not otherwise permitted under this Section 6.05; provided that (i) no Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such Disposition), (ii) the Borrower or a Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Permitted Investments, and (iii) the Net Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.11(c);

(l)Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)Dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) in connection with the collection or compromise thereof;

(n)(i) any expiration of any option agreement in respect of personal property and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(o)Dispositions in connection with the Transactions;

(p)Dispositions of non-core assets (including real estate assets) acquired in connection with any acquisition permitted hereunder; provided that the Net Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.11(c);

(q)(i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(r)terminations or unwinds of Swap Agreements;

(s)Dispositions of Equity Interests of, or sales of Indebtedness of, Unrestricted Subsidiaries; provided that the Net Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.11(c);

(t)Dispositions of real estate assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of the Borrower and/or any Restricted Subsidiary;

(u)Dispositions made to comply with any order or any agency of the U.S. federal government, any state, authority or other regulatory body or any applicable Requirement of Law;

(v)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like property or assets; provided that (i) upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied as (and to the extent) required by Section 2.11(c); and

(w)additional Dispositions in an aggregate amount not to exceed $5.0 million during any fiscal year; provided that the Net Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.11(c).

Notwithstanding the foregoing or anything else herein to the contrary, (1) the Borrower will not, and will not permit any Restricted Subsidiary to create, assume, incur, enter into, or suffer to exist or otherwise remain or become obligated in respect of, or permit to be outstanding, any Factoring Transactions in excess of $15.0 million outstanding at any one time, (2) the Borrower will not, and will not permit any Subsidiary to, permit any transfer of Material IP owned by a Loan Party to a Subsidiary that is not a Loan Party (including any Unrestricted Subsidiary), and (3) any Disposition in an amount equal to or less than $50,000 for any individual sale (or series of related sales) shall be deemed to not be an asset sale hereunder and shall not be included when determining compliance with this Section 6.05.

Sale and Leaseback Transactions

.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except to the extent that (i) the aggregate

Fair Market Value of all assets sold subject to a sale and leaseback transaction does not exceed $10.0 million during the term of this Agreement, (ii) any resulting Capital Lease Obligation is permitted by Section 6.01 and any Lien securing such Capital Lease Obligation is permitted by Section 6.02, and (iii) the Net Proceeds of such sale and leaseback transaction are applied as (and to the extent) required by Section 2.11(c).

Restricted Payments; Certain Payments of Indebtedness

.

(a)The Borrower will not, and will not permit any Restricted Subsidiary to pay or make, directly or indirectly, any Restricted Payment, except:

(i)(x) each Loan Party may make Restricted Payments to the Borrower or to any other Loan Party and (y) each Restricted Subsidiary that is not a Loan Party may make Restricted Payments to the Borrower or to any Restricted Subsidiary (and, in the case of a Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, to the Borrower or any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(ii)the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii)Restricted Payments in respect of working capital adjustments, purchase price adjustments or other similar payment obligations and to satisfy indemnity and other similar obligations under the Effective Date Purchase Agreement or in connection with any Permitted Acquisition or other permitted Investment;

(iv)repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon the non-cash exercise of stock options or warrants or other incentive units if such Equity Interests represent a portion of the exercise price or required withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v)the redemption, acquisition, retirement, repurchase or settlement of the Borrower’s Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) in an aggregate amount not to exceed $10.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to the succeeding calendar year);

(vi)[reserved];

(vii)the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount as of such date; provided that (1) at the time any such Restricted Payment is made, no Event of Default has occurred and is continuing or would result therefrom, (2) immediately after giving effect to any such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, shall not exceed 3.75:1.00, and (3) in the case of any such Restricted Payment in excess of $2.5 million, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth a reasonably detailed calculation of the Available Amount (for prompt delivery to the Lenders) immediately after giving Pro Forma Effect to the consummation of such Investment, together with such other relevant financial information in connection with such calculation as the Administrative Agent may reasonably request;

(viii)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions no less favorable (taken as a whole) to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(ix)so long as no Event of Default has occurred and is continuing at the time of making any such Restricted Payment or would result therefrom, additional unlimited Restricted Payments; provided that, immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, is less than or equal to 2.75:1.00;

(x)[reserved];

(xi)so long as no Event of Default has occurred and is continuing at the time of making any such Restricted Payment or would result therefrom, additional Restricted Payments in an aggregate amount not to exceed $10.0 million during any fiscal year;

(xii)to (A) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and make payments on convertible Indebtedness in accordance with its terms;

(xiii)Restricted Payments to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Borrower and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Equity Interests of the Borrower to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Equity Interests;

(xiv)Restricted Payments with respect to the Series A Preferred Stock consisting of dividends paid-in-kind or an increase in accreted value pursuant to the terms thereof;

(xv)Restricted Payments (a) by operation of the conversion of Series A Preferred Stock into the common stock of the Borrower pursuant to the terms thereof and (b) by operation of the conversion of Series B Preferred Stock into Series A Preferred Stock pursuant to the terms thereof; and

(xvi)to the extent constituting a Restricted Payment, the Borrower may consummate any transaction, and pay any amounts permitted under or in respect of any such transaction, permitted by Section 6.03, Section 6.04 or Section 6.08.

(b)The Borrower will not, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment, prepayment (including voluntary and mandatory prepayments), purchase or redemption (whether in cash, securities or other property) of or in respect of principal or any interest, fees or other amounts of any Junior Financing, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the principal of any Junior Financing that has a substantially similar effect to any of the foregoing (any of the foregoing, a “Repayment”), except:

(i)payments of (A) regularly scheduled principal and interest and payments of fees and expenses as and when due in respect of any Junior Financing (other than payments with respect to Subordinated Indebtedness prohibited by the subordination provisions applicable thereto, if any) and (B) mandatory prepayments of any Junior Financing (other than Subordinated Indebtedness) and any prepayment premiums in connection therewith to the extent made with Retained Declined Proceeds;

(ii)refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii)Repayments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount as of such date; provided that (1) at the time any such Repayment is made, no Event of Default has occurred and is continuing or would result therefrom, (2) immediately after giving effect to any such Repayment on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, shall not exceed 3.75:1.00, and (3) in the case of any such Repayment in excess of $2.5 million, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth a reasonably detailed calculation of the Available Amount (for prompt delivery to the Lenders) immediately after giving Pro Forma Effect to the consummation of such Investment, together with such other relevant financial information in connection with such calculation as the Administrative Agent may reasonably request;

(iv)so long as no Event of Default has occurred and is continuing at the time of making any such Repayment or would result therefrom, additional unlimited Repayments; provided that, immediately after giving effect to such Repayment on a Pro Forma Basis, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder and for the Test Period ending on such date, is less than or equal to 2.75:1.00;

(v)so long as no Event of Default has occurred and is continuing at the time of making any such Repayment or would result therefrom, additional Repayments in an aggregate amount not to exceed $10.0 million during the term of this Agreement; and

(vi)to the extent constituting a Repayment, payment-in-kind of interest with respect to any Junior Financing that is permitted under Section 6.01.

Transactions with Affiliates

.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of their respective Affiliates, in any case, to the extent that such transaction involves payments in excess of $1.0 million, except (i) transactions between or among the Loan Parties (or any Person that becomes a Loan Party as a result of such transaction) to the extent not prohibited under this Agreement and transactions between or among the Loan Parties and their Restricted Subsidiaries to the extent not prohibited under this Agreement and, in each case, in the ordinary course of business, (ii) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at such time in a comparable arm’s-length transaction with a Person other than an Affiliate or, if no comparable transaction exists, is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view, (iii) the Transactions, (iv) [reserved], (v)(A) any transaction permitted by Section 6.03, Section 6.04,

Section 6.05 or Section 6.07, (B) any incurrence or issuance of Indebtedness permitted by Section 6.01 and granting any Lien permitted by Section 6.02 in connection therewith and (C) any issuance of Equity Interests to the extent not otherwise prohibited by this Agreement, (vi) in the ordinary course of business or otherwise in connection with the Transactions, (A) any employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of the Borrower, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (C) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement, (vii) the payment of customary fees and out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees, members of management, managers, consultants and independent contractors of the Borrower and the Restricted Subsidiaries in the ordinary course of business, (viii) transactions pursuant to agreements or arrangements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment, modification or extension thereof to the extent such an amendment, modification or extension thereof, taken as a whole, is not adverse to the Lenders in any material respect, and (ix) transactions and payments not otherwise prohibited by this Agreement that are required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of the acquired entities becomes an Affiliate in connection with such transaction).

Restrictive Agreements

.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 6.09) are listed on Schedule 6.09 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions in any material respect, (ii)(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions in any material respect, (iii) apply under or with respect to Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 pending such Disposition and applicable solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness, (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) are restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 to the extent that such restrictions are not materially more restrictive with respect to such restrictions, taken as a whole, than the corresponding restrictions hereunder, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, and/or (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by Persons under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits).

Amendment of Junior Financing Documents and Organizational Documents

.  The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify, waive, terminate or release any Organizational Documents or the documentation governing any Junior Financing, in each case, in any manner that is materially adverse to the Administrative Agent and the Lenders or, in the case of any Junior Financing, prohibited by the terms of any applicable subordination or intercreditor agreement.

Financial Performance Covenant

.  As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending March 31, 2019), permit the Total Net Leverage Ratio for the Test Period ending on such date to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Total Net Leverage Ratio
March 31, 2019	5.50:1.00
June 30, 2019	5.50:1.00
September 30, 2019	5.25:1.00
December 31, 2019	5.00:1.00
March 31, 2020	5.00:1.00
June 30, 2020	5.00:1.00
September 30, 2020	4.75:1.00
December 31, 2020	4.75:1.00
March 31, 2021	4.75:1.00
June 30, 2021	4.50:1.00
September 30, 2021	4.50:1.00
December 31, 2021	4.50:1.00
March 31, 2022 and thereafter	4.25:1.00

Changes in Fiscal Year

.  The Borrower will not, and will not permit any Restricted Subsidiary to, make any significant change in financial accounting treatment or reporting practices, except as required by GAAP or make any change in fiscal year; provided, that the Borrower and the Restricted Subsidiaries may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Anti-Corruption Laws; Sanctions

. The Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or knowingly indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions to the extent such funding is a violation of such applicable Sanctions, (ii) in any other manner that would result in a violation of Sanctions by the Borrower, any of its Subsidiaries, or any Person participating in the Loans, whether as a Joint Lead Arranger, the Administrative Agent, a Lender (including a Swing Line Lender), or an Issuing Bank, or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

ARTICLE VII

Events of Default

Events of Default

.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)any Loan Party shall fail to pay any interest on any Loan or any interest on any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Subsidiary Loan Parties in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, if such representation or warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in any respect) when made or deemed made;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.04 (with respect to the existence of the Borrower), Section 5.10 or in Article VI;

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which the Administrative Agent has given the Borrower written notice of such failure or (ii) the date on which any Responsible Officer of any Loan Party acquires actual knowledge of such failure;

(f)the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Material Indebtedness that is owed to the Borrower and/or any Restricted Subsidiary and other than the Loan Document Obligations) when and as the same shall become due and payable (after giving effect to any applicable grace period); provided that this clause (f) shall not apply to any breach or default that is (i) remedied by the Borrower or the applicable Restricted Subsidiary or (ii) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in the case of (i) and (ii), prior to the acceleration of Loans pursuant to this Section 7.01;

(g)any breach or default by the Borrower or any of the Restricted Subsidiaries with respect to any other term of any Material Indebtedness described in the foregoing clause (f), but solely to the extent the effect of such breach or event of default is to cause, or to permit (with all applicable grace periods having expired) the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event); provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Commitments or acceleration of the Loans pursuant to this Section 7.01;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)entry or filing of one or more final money judgments, writs or warrants of attachment against the Borrower or any of the Restricted Subsidiaries (or any combination thereof) or any assets of such Person in an aggregate amount in excess of $10.0 million (excluding (i) amounts paid or covered by insurance (including self-insurance) or indemnity as to which the insurer or indemnifying party, as applicable, has been notified of such judgment, writ or warrant and has not disputed or otherwise contested in writing such insurance coverage or indemnification obligation, as applicable, and (ii) amounts escrowed pursuant to the definitive documentation for any Permitted Acquisition, any Investment permitted hereunder or any Disposition permitted hereunder, in each case, to the extent available to the Borrower or such Restricted Subsidiary for payment of such liabilities), which such judgment, writ or warrant remains undischarged for a period of 60 consecutive days (except to the extent that the terms of such judgment, writ or warrant specifically provide for a longer payment term and the Borrower or such Restricted Subsidiary, as applicable, timely discharges or satisfies such obligations during such specified longer term);

(k)an ERISA Event occurs, either alone or together with all other ERISA Events, that has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

(l)any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any physical Collateral delivered to it under the Security Documents or (B) file UCC (or equivalent) continuation statements, (iii) as to Collateral consisting of real property to the extent (x) that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage and (y) such deficiency arose through no fault of the Loan Parties, and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof, (iv) the occurrence of the Termination Date or the termination of such Security Document in accordance with the terms thereof, or (v) as a result of acts or omissions of the Administrative Agent or any Lender;

(m)any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto (in each case, other than in accordance with the terms of the Loan Documents or as a result of the occurrence of the Termination Date);

(n)any material Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents or as a result of the occurrence of the Termination Date); or

(o)a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times, (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

Administrative Agent

Appointment and Authority

.

(a)Each of the Lenders and the Issuing Banks hereby irrevocably appoints SunTrust Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, other than in connection with the resignation of the Administrative Agent under Section 8.06, the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Rights as a Lender

.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Exculpatory Provisions

.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder and under the other Loan Documents shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary,

or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default (and including an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank;

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)shall have no responsibility, duty or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender.

Reliance by Administrative Agent

.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties

.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Resignation of Administrative Agent

.  The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower.  If the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders (and upon any such removal, the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed)).  Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) (provided that no consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank (or financial institution that acts as an administrative agent in the ordinary course of its business) with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”) in each case as consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) (provided that no consent of the Borrower shall be required if a Specified Event of Default or an Event of Default has occurred and is continuing).  Whether or not a successor has been appointed, the resigning Administrative Agent’s resignation shall become effective in accordance with its notice or resignation on the Resignation Effective Date.  Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as (i) an Issuing Bank and (ii) as Swing Line Lender, in which case such resigning Administrative Agent (x) shall not be required to (I) issue any further Letters of Credit or (II) make any Swing Line Loans hereunder and (y) shall maintain all of its rights as (I) Issuing Bank with respect to any Letters of Credit issued by it and (II) Swing Line Lender with respect to any Swing Line Loans hereunder, in each case, prior to the Resignation Effective Date.  With effect from the Resignation Effective Date (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations and (b) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent appoint a successor Administrative Agent as provided for above in this Section 8.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.  No Disqualified Lender may be appointed Administrative Agent.

Non-Reliance on Administrative Agent and Other Lenders

.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

No Other Duties, Etc.

  Anything herein to the contrary notwithstanding, neither the Joint Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Administrative Agent May File Proofs of Claim

.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any amounts in respect of outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, amounts owing in respect of Letters of Credit and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent (and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, then directly to the Lenders and the Issuing Banks) to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

No Waiver; Cumulative Remedies; Enforcement

.  No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising its rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Each of the Lenders and the Issuing Banks hereby agrees that after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent first to the payment of all Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such and second as set forth herein or such other Loan Documents as applicable.

Withholding Taxes

.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  For the avoidance of doubt, for purposes of this Section 8.11, the term “Lender” shall include any Issuing Bank.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Right to Realize on Collateral and Enforce Guarantee

.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Authorization to Execute Other

Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents, any other intercreditor agreements, and any subordination agreements) other than this Agreement; provided, however, that any amendments, consents, waivers, or other modifications with respect to any of the Loan Documents shall be subject to Section 9.02.

ARTICLE IX

Miscellaneous

Notices

.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)if to the Borrower, the Administrative Agent, the Swing Line Lender or an Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)The Platform.  The Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt X, SyndTrak Online or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)Change of Address, Etc.  Each of the Borrower, the Administrative Agent and any Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto.  Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)Reliance by Administrative Agent, Issuing Banks and Lenders.  The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct of such Person as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Waivers; Amendments

.

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment or extension of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)Except as provided in Section 2.14(b) with respect to any amendment of this Agreement pursuant thereto, Section 2.20 with respect to any Incremental Facility Amendment or Section 2.21 with respect to any Refinancing Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the

Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01, Section 4.02, Section 4.03, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that (x) a waiver of any condition precedent set forth in Section 4.01, Section 4.02, Section 4.03, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of any such principal amount and (y) any change to the definition of the Total Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c) or to exercise the MFN Adjustment, (iii) reduce or postpone the final maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01, Section 4.02, Section 4.03, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, (vi) change the percentage set forth in the definition of “Required Lenders”, “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided herein or in the Guarantee Agreement) without the written consent of each Lender, (viii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided herein or in the Security Documents), (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of the requisite percentage in interest of Lenders of the affected Class that would be required hereunder to consent thereto if such Class were the only Class of Lenders or (x) change the rights of the Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Refinancing Amendment, without the written consent of a Majority in Interest of the Term Lenders or Additional Lenders of such Class, as applicable; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or any Issuing Bank without the prior written consent of the Administrative Agent, the Swing Line Lender or such Issuing Bank, as the case may be, (B) subject to the preceding clause (A), any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within such ten Business Day period, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (C) a waiver of any condition precedent set forth in Section 4.02 shall only require the written consent of a Majority in Interest of the Revolving Lenders, and (D) a waiver of any condition precedent set forth in Section 4.03 shall only require the written consent of a Majority in Interest of the DDTL Lenders.  Notwithstanding the foregoing, this

Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix) or (x) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, the Swing Line Lender and each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).  In the event that a Non-Consenting Lender does not comply with the requirements of the immediately-preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than any other affected Lenders shall require the consent of such Defaulting Lender.

(e)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of each Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(f)[Reserved].

(g)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, any waiver or amendment in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the Lenders with respect to such Class that would be required to consent thereto under this Section 9.02 if such Lenders were the only Lenders hereunder at the time.

Expenses; Indemnity; Damage Waiver

.

(a)The Borrower shall reimburse (i) all reasonable and documented or invoiced out‑of‑pocket costs and expenses incurred by the Administrative Agent and the Joint Lead Arrangers (without duplication), including, but not limited to, consultants’ fees (to the extent any such consultant has been retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned)), travel expenses and reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for the Joint Lead Arrangers and the Administrative Agent, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), but in each and every case, excluding the allocated costs of internal counsel and excluding all fees, costs and expenses incurred by any Person acting in any other capacity under the Loan Documents (including any Lender or any prospective Lender), in each case, incurred in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and any security arrangements in connection therewith (subject to the terms of the Commitment Letter) or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such reasonable and documented or invoiced out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented or invoiced out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, with respect to reimbursement pursuant to clause (A) or (B), such counsel shall be limited to one firm of counsel for all such affected parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such affected parties, taken as a whole, and, solely in the case of an actual or perceived conflict of interest where the party affected by such conflict has informed the Borrower in writing of such conflict and thereafter retains separate counsel, one additional counsel in each applicable jurisdiction to each group of similarly affected parties.

(b)The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, each Joint Lead Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnitee may become subject to the extent arising out of, resulting from, or in connection with, (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, whether brought by a third party or by the Borrower, the Target or any Subsidiary or any of their respective equity holders or creditors or any other Person and regardless of whether any Indemnitee is a party thereto, and shall reimburse each such Indemnitee for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict has informed the Borrower in writing of such conflict and thereafter retains separate counsel, one additional counsel in each applicable jurisdiction to each group of similarly affected Indemnitees, but in each and every case excluding the allocated costs of internal counsel, and other reasonable, documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnitee or such Indemnitee’s controlling persons, Affiliates or any of its or their officers, directors, employees, agents, partners or successors (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnitee  or any of such Indemnitee’s controlling persons or Affiliates under the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any Restricted Subsidiary or any of their Affiliates (other than claims by or against any of the Administrative Agent and Joint Lead Arrangers in its capacity as such).

(c)To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent, (or any sub-agent thereof) or any Related Party thereof, any Lender or any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof) or such Related Party of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (or if such indemnity payment is sought after the date on which the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or have been terminated (without any pending drawing thereon) and all LC Disbursements shall have been reimbursed, in each case, in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such Lender or such Issuing Bank in its capacity as such or against any Related Party of the Administrative Agent (or sub-agent thereof) acting for the Administrative Agent (or any sub-agent thereof) in connection with such capacity.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time (or if such indemnity payment is sought after the date on which the Term Loans have been paid in full and the Commitments are terminated in accordance with such Lender’s pro rata share immediately prior to the date on which the Term Loans are paid in full and the Commitments are terminated). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source against any amount due to the Administrative Agent under this paragraph (c).  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such waiver shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties and (ii) the Borrower, each other Loan Party, the Administrative Agent, each Joint Lead Arranger, each Issuing Bank, each Lender, each Indemnitee and any other party to this Agreement shall not be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof and each such Person hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e)All amounts due under this Section 9.03 shall be payable not later than 30 days after written demand therefor; provided, however, that amounts incurred prior to the Effective Date shall be payable on the Effective Date to the extent invoiced at least three Business Days prior the Effective Date (or such shorter period as the Borrower may agree); provided further that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

(f)This Section 9.03 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(g)The agreements in this Section 9.03 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Secured Obligations.

Successors and Assigns

.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Administrative Agent, each Issuing Bank, each Lender, each Joint Lead Arranger, and each Related Party of any of the foregoing Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender to any Lender, an Affiliate of any Lender or an Approved Fund, (y) by a Revolving Lender to any Revolving Lender or an Affiliate of any Revolving Lender or an Approved Fund of a Revolving Lender, or (z) if a Specified Event of Default has occurred and is continuing, unless in each case such assignment is to a Disqualified Lender, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) solely in the case of Revolving Loans and Revolving Commitments, the Swing Line Lender and each Issuing Bank; provided that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.  Notwithstanding anything in this Section 9.04 to the contrary, other than with respect to a purported assignment to a Disqualified Lender, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within 10 Business Days after written notice is received by the Borrower from the Administrative Agent of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $2.5 million (and integral multiples thereof) or, in the case of a Term Loan, $1.0 million (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee and the assignor that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender) via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent and Assignment and Assumption, and, in each case, together (unless waived or reduced by the Administrative Agent) with a processing and recordation fee of $3,500, which processing and recordation fee will not apply in the case of any assignment to an Affiliate of the Administrative Agent; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender immediately prior to such assignment, shall deliver to the Administrative Agent any tax forms to the extent required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (1) the assignee shall be or become an Issuing Bank and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to issue Letters of Credit hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing.

(iii)Subject to acceptance and recording thereof pursuant to paragraphs (b)(iv) and (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04; provided that any participation sold or otherwise transferred to a Disqualified Lender shall be deemed null and void.

(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all extensions of credit to the Borrower and its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), 881(c)(2) and 4701 of the Code (and any successor provisions) and the regulations thereunder and shall interpret the provisions herein regarding the Register consistent with such intent.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms to the extent required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)(i)Any Lender may, at any time, without the consent of the Borrower, the Administrative Agent, the Swing Line Lender or the Issuing Banks, sell participations to one or more banks or other Persons (other than to (x) a Disqualified Lender, (y) a natural Person or (z) the Specified Investor, the Borrower or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (x) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant.  Subject to paragraph (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i)[Reserved].

(f)[Reserved].

(g)No such assignment shall be made to the Borrower or any Subsidiary of the Borrower; provided that any Lender may, at any time, assign all or a portion of its Loans to the Borrower pursuant to (i) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures mutually agreed by the Administrative Agent and the Borrower, each acting reasonably, or (ii) open market purchases on a non-pro rata basis; provided, further, that (x) any Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Loans then outstanding shall be reduced by an amount equal to the principal amount of such Loans, (y) the Borrower shall clearly identify itself as such in the applicable assignment documentation and (z) no Event of Default shall have occurred or be continuing on the effective date of such assignment; provided, further, that purchases of Term Loans and Commitments to make Term Loans pursuant to this Section 9.04(h) may not be funded with the proceeds of Revolving Loans.

(h)Any assignment or participation by a Lender without the Borrower’s consent to a Disqualified Lender shall not be permitted; provided that no supplement to the list of Disqualified Lenders shall have retroactive effect with respect to any Person that holds any Loans and/or commitments or participations. Upon the request of any Lender, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

(i)No such assignment or participation shall be made to the Specified Investor or any of its Affiliates or a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of natural Person.  Any references to “natural person” in this Agreement shall be deemed to include any a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of natural Person.

Survival

.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance or amendment of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments, the occurrence of the Termination Date or any termination of the provisions of this Agreement.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have, in its sole discretion, provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or Section 2.05(f).

Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Right of Setoff

.  If a Specified Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) (excluding any deposits in or relating to any payroll, trust, or tax withholding accounts) at any time owing by such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

Governing Law; Jurisdiction; Consent to Service of Process

.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of Target Material Adverse Effect (and whether or not a Target Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any breach or inaccuracy thereof, the Borrower or its Affiliates has the right (taking into account any applicable cure provisions) to terminate the obligations of Borrower under the Effective Date Purchase Agreement or decline to consummate the Effective Date Acquisition in accordance with the terms thereof, and (iii) the determination of whether the Effective Date Acquisition has been consummated in accordance with the terms of the Effective Date Purchase Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or their respective properties in the courts of any jurisdiction.

(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Confidentiality

.

(a)Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, on a confidential and need-to-know basis, and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) pursuant to the order of any Governmental Authority or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, subpoena or compulsory legal process based on the advice of counsel (in which case the Administrative Agent, the Issuing Banks and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower and its Subsidiaries prior to such disclosure); (iii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over the Administrative Agent, the Issuing Banks or the Lenders or any of their respective Affiliates (in which case the Administrative Agent, the Issuing Banks and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower and its Subsidiaries promptly thereof prior to disclosure); (iv) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under the Loan Documents, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than to a Disqualified Lender), (B) any direct or indirect contractual counterparty to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents, (C) any pledgee referred to in Section 9.04(d) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, on a confidential basis, and instructed to keep such Information confidential), or (D)(x) to a Person that is an investor or prospective investor in a securitization, separate account or commingled fund so long such investor or prospective investor agrees that its access to information regarding the Loan Parties and the Loans and Commitments is solely for purposes of evaluating an investment in such securitization, separate account or commingled fund and who agrees to treat such information as confidential on substantially the same basis as the confidentiality provisions herein or (y) to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such securitization, (vi) to the extent that such information is independently developed by the Administrative Agent, the Issuing Banks or the Lenders, (vii) to the extent such Information (x) becomes publicly available other than as a result of improper disclosure by the Administrative Agent, any Issuing Bank or applicable Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to the Borrower, its Subsidiaries or any of their respective Affiliates or a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or a third party that is not, to the knowledge of the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates subject to contractual or fiduciary confidentially obligations owed to the Borrower, any of its

Subsidiaries or any of their respective Affiliates or related parties, (viii) to the extent the Borrower shall have consented in writing prior to such disclosure, or (ix) as is necessary if such disclosure is for purposes of establishing a “due diligence” defense in any legal proceeding. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the purposes hereof, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower, any of its Subsidiaries, or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, no such information shall be knowingly disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN Section 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

PATRIOT Act

.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  In addition, each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 9.14[Reserved].

Release of Liens and Guarantees

.

(a)A Subsidiary Loan Party shall automatically and immediately be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically and immediately released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary, so long as such Subsidiary so becomes an Excluded Subsidiary as a result of a joint venture or other strategic transaction entered into for a bona fide business purpose or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary, so long as such Subsidiary ceases to be a Wholly Owned Subsidiary as a result of a joint venture or other strategic transaction entered into for a bona fide business purpose; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral in accordance with Section 9.02(b), the security interest in such Collateral created by the Security Documents shall be automatically released.  Upon the release of any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Subsidiary Loan Party created by the Security Documents shall be automatically released.  Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests and the Collateral of such Subsidiary shall automatically be released.  Upon any Subsidiary Loan Party becoming an Excluded Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released.  Upon the Termination Date, all obligations under the Loan Documents (other than contingent obligations which expressly survive by their terms) and all security interests created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section 9.15, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b)The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c)Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15.  Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

Section 9.16[Reserved].

No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person and (B) none of the Administrative Agent, the Lenders and the Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lenders and the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Interest Rate Limitation

.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Acknowledgement and Consent to Bail-In of EEA Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Certain ERISA Matters

(i).

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)none of the Administrative Agent, the Joint Lead Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent, the Joint Lead Arrangers, or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZIX CORPORATION,

as Borrower

By:/s/ David E. Rockvam

Name: David E. Rockvam

Title: Vice President and Treasurer

[Zix—Credit Agreement]

SUNTRUST BANK,

as Administrative Agent, Issuing Bank, Swing Line Lender, and a Lender

By:	/s/ William H. Tallman III

Name: William H. Tallman III

Title: Vice Presdient

[Zix—Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,

as a Lender

By:	/s/ Jeff Kalinowski

Name: Jeff Kalinowski

Title: Senior Vice President

[Zix—Credit Agreement]

Regions Bank,

as a Lender

By:	/s/ Jason Douglas

Name: Jason Douglas

Title: Director

[Zix—Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,

as a Lender

By:	/s/ Charlie Trisiripisal

Name: Charlie Trisiripisal

Title: Duly Authorized Signatory

J.P. MorganChase, N.A.,

as a Lender

By:	/s/ Justin Kelley

Name: Justin Kelley

Title: Executive Director

CIT Bank, N.A.,

as a Lender

By:	/s/ Sherryn Reckin

Name: Sherryn Reckin

Title: Director

BANCALLIANCE INC. By: Alliance Partners LLC, its

Attorney-in-fact, as a Lender

By:	/s/ John Gray

Name: John Gray

Title: Executive Vice President

CENTENNIAL BANK

as a Lender

By:	/s/ Mark Bernstein

Name: Mark Bernstein

Title: Senior Managing Director

BOKF, N.A. dba Bank of Texas,

as a Lender

By:	/s/ Hudson H. Marshall

Name: Hudson H. Marshall

Title: Senior Vice President

Schedule 1.01(a)

Applicable Fee Rate and Applicable Rate

Level	Total Net Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee
I	Greater than 3.50 to 1.00	3.50%	2.50%	0.50%
II	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	3.25%	2.25%	0.375%
III	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	3.00%	2.00%	0.375%
IV	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	2.75%	1.75%	0.25%
V	Less than or equal to 2.00 to 1.00	2.50%	1.50%	0.25%